Exhibit 10.1
Certain information, identified by brackets, has been excluded from the Amended and Restated Collaboration and License Agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT between GINKGO BIOWORKS, INC. and CRONOS GROUP INC.

TABLE OF CONTENTS
Page

1. DEFINITIONS	5
2. COLLABORATION	22
2.1 Overview	22
2.2 Technical Development Plans	22
2.3 Development and Scale Up Efforts	23
2.4 Manufacturing and Commercialization.	23
2.5 New Target Cannabinoids	24
2.6 Freedom to Operate (“FTO”)	24
2.7 Exclusive Collaboration	25
2.8 Materials Transfer	25
2.9 Collaboration Results	26
2.10 Collaboration Records	27
2.11 Subcontracting	27
2.12 Compliance with Anti-Corruption Law	27
2.13 Certain Covenants regarding Anti-Corruption	27
2.14 Breach of Anti-Corruption Covenants	27
2.15 Audit Rights.	28
2.16 Work Orders.	28
3. INTELLECTUAL PROPERTY RIGHTS	28
3.1 Inventorship	28
3.2 Ownership	29
3.3 Intellectual Property Prosecution and Enforcement	29
3.4 Enforcement of IP	31
3.5 Notification of Third Party Claims	32
4. LICENSES	32
4.1 License Grants to Cronos	32
4.2 Sublicenses	33
4.3 License Grants to Ginkgo	34
4.4 License Conditions; Limitations	34
4.5 Use of Licensed IP	34
4.6 Bankruptcy Protection	35
4.7 No Other Rights	35
5. PAYMENTS	35
5.1 Foundry Access Fee	35
5.2 Pilot Scale Reimbursement	36
5.3 R&D Milestone Achievement Payments	36
5.4 Manner of Payment	36
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5.5 Blocked Currency	36
5.6 Taxes	36
5.7 Interest Due	37
5.8 Work Order Payments.	37
6. EQUITY MILESTONES.	38
6.1 Equity Milestone Issuances	38
6.2 Milestone Cash Election.	44
6.3 Ginkgo Confirmation Certificate.	44
6.4 Share Certificates.	44
6.5 Acknowledgments	45
6.6 Legend	45
6.7 No Fractional Shares	46
6.8 Anti-Dilution	46
6.9 Standstill Provisions	49
6.10 Registration Rights; 10b5-1 Trading Plan	49
6.11 Issuance and Listing of Shares	50
7. COLLABORATION GOVERNANCE	51
7.1 Joint Steering Committee	51
7.2 IP Subcommittee	52
7.3 Project Coordinator	52
8. TERM AND TERMINATION	53
8.1 Term and Expiration	53
8.2 Termination of TDP for Failure to Achieve an R&D Milestone or an Equity Milestone Event	53
8.3 Termination for Terminal Breach	54
8.4 Mutual Voluntary Termination	55
8.5 Effect of Termination	55
8.6 Survival	59
9. NONDISCLOSURE OF CONFIDENTIAL INFORMATION	59
9.1 Confidential Information	59
9.2 Permitted Disclosures	60
9.3 Exceptions	60
9.4 Attorney-Client Privilege	60
9.5 Term	61
9.6 Securities Filings	61
9.7 Terms of Agreement	61
9.8 Injunctive Relief	62
9.9 Publicity	62
10. REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY	63
ii

10.1 Representations and Warranties of Ginkgo	63
10.2 Representations and Warranties of Cronos	64
10.3 Limitation of Liability; Disclaimer	66
11. INDEMNITY	67
11.1 Indemnification Obligations	67
11.2 Defense	67
11.3 Insurance	67
12. DISPUTE RESOLUTION; ARBITRATION	68
12.1 Resolution by Senior Executives	68
12.2 Arbitration	68
13. MISCELLANEOUS	70
13.1 Force Majeure	70
13.2 Assignment	70
13.3 Severability	71
13.4 Notices	71
13.5 Expenses	71
13.6 Applicable Law	71
13.7 Headings	72
13.8 Waiver	72
13.9 Counterparts	72
13.10 Use of Names	72
13.11 Independent Contractors	72
13.12 Entire Agreement	72
13.13 Modifications	72
13.14 Exports	72
13.15 Further Assurances	73
13.16 Interpretation	73

iii

AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT
THIS AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT, effective as of June 3, 2021 (the “Effective Date”), is entered into by and between Ginkgo Bioworks, Inc., a corporation duly organized and existing under the laws of the State of Delaware, U.S.A., having a place of business at 27 Drydock Ave, 8th Floor, Boston, Massachusetts 02210, U.S.A. (“Ginkgo”), and Cronos Group Inc., a corporation duly organized and existing under the laws of the Province of British Columbia, Canada, having a place of business at 111 Peter Street, Suite 300, Toronto, Ontario M5V 2H1, Canada (“Cronos”). Ginkgo and Cronos are sometimes also referred to herein each as a “Party” and together as the “Parties”.
RECITALS
A.Ginkgo and Cronos are parties to that certain Collaboration and License Agreement dated as of September 1, 2018 (the “Original Effective Date”), as amended on May 9, 2019 and as further amended on April 14, 2021 (such agreement, as amended, the “Original Agreement”).
B.The Parties desire to amend and restate the Original Agreement on the terms and subject to the conditions herein contained.
C.    Accordingly, the Parties agree as follows.
1.DEFINITIONS
The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.
1.1“Affiliate” of a Person means any other Person that (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the voting securities with the power to direct the management and policies of such entity. Notwithstanding the foregoing, any subsidiary of Ginkgo that is not wholly owned by Ginkgo or is a joint venture or equity investment of Ginkgo, including [Redacted – Commercially Sensitive Information] shall not be considered an Affiliate of Ginkgo.
1.2“Agreement” means this Amended and Restated Collaboration and License Agreement, together with all Appendices, Schedules, and Exhibits attached hereto, as the same may be amended or supplemented from time to time by written agreement of the Parties.
1.3“Audit” has the meaning ascribed to such term in Section 2.15.

1.4“Audit Statement” has the meaning ascribed to such term in Section 2.15.
1.5“Background IP” means IP that is (a) owned or controlled by a Party as of the date of the Original Agreement or (b) became owned or controlled by a Party during the term of the Original Agreement independent from work performed pursuant to the Original Agreement or (c) becomes owned or controlled by a Party during the term of this Agreement independent from work performed pursuant to this Agreement. This category is intended to capture IP that does not arise from the Collaboration.
1.6“Board of Directors of Cronos” means the board of directors of Cronos on the date hereof or such directors as may, from time to time, be appointed or elected directors of Cronos pursuant to Cronos’ corporate articles and applicable Laws.
1.7“Breaching Party” has the meaning ascribed to such term in Section 8.3(a) of this Agreement.
1.8“Business Day” has the meaning ascribed to such term in Section 13.16(b) of this Agreement.
1.9“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31.
1.10“Cannabinoid” means a compound whose synthesis includes the following steps:
(a)one or more reactions to incorporate three (3) additional ketone moieties onto an acyl-CoA scaffold, where the acyl moiety in the acyl-CoA scaffold comprises between four (4) and fourteen (14) carbons;
(b)a reaction cyclizing the product of step (a); and
(c)a reaction to incorporate a geranyl moiety to the product of step (b) or a derivative of the product of step (b).
“Cannabinoid” includes, but is not limited to, the Target Cannabinoids. Non-limiting examples of the acyl-CoA scaffold described in step (a) include hexanoyl-CoA and butyryl-CoA. Non-limiting examples of the product of step (b) or a derivative of the product of step (b) include olivetolic acid and divarinolic acid.
1.11“CEOs” has the meaning ascribed to such term in Section 12.1 of this Agreement.
1.12“Challenge” has the meaning ascribed to such term in Section 3.4(a) of this Agreement.
1.13“Change of Control” means, with respect to Cronos, (a) the sale or transfer of all or substantially all of the assets of Cronos to any person or group of persons acting jointly or in concert (other than a sale or transfer to one or more Affiliates of Cronos), (b) a sale or transfer of Voting Shares of Cronos in one or more related transactions, including any issuance by Cronos of its Voting Shares that results in any person or group of persons acting jointly or in concert, collectively holding, directly or indirectly, more than fifty percent (50%) of the issued and outstanding Voting Shares of Cronos or more than fifty percent (50%) of the voting power of the issued and outstanding Voting Shares of Cronos, or (c) a direct or indirect amalgamation, arrangement, merger, consolidation, reorganization, combination or similar event involving Cronos, in each case that results in the shareholders of Cronos immediately prior to such amalgamation, arrangement, merger, consolidation, reorganization, combination or similar event collectively holding, directly or indirectly, less than fifty percent (50%) of the issued and outstanding Voting Shares of Cronos or less than fifty percent (50%) of the voting power of the issued and outstanding Voting Shares of Cronos or the relevant successor entity, as the case may be.
1.14“Claim” or “Claims” has the meaning ascribed to such term in Section 11.1 of this Agreement.
1.15“Collaboration” means the joint research and collaborative efforts of the Parties under this Agreement to Develop and Scale Up Collaboration Strains for the production of Cronos Products and Target Cannabinoids.
1.16“Collaboration Strain” means, subject to Section 2.4(a), any Strain of microorganism that is either (i) Developed under a Technical Development Plan and produces the Target Cannabinoid specified therein, or (ii) incidentally derived from a Strain identified in subsection (i) of this section during Scale Up or Manufacturing.
1.17“Collaboration Strain and Process IP” means any and all Foreground IP that (1) (i) if patent protection is sought in accordance with Section 3.3(b) anywhere in the world and at any time, regardless of status, or for which the JSC or the IP SC has approved the seeking of such patent protection, covers use of a Collaboration Strain to Manufacture the corresponding Cronos Product, or (ii) if patent protection is not sought or has not been approved by the JSC or the IP SC for the seeking of such patent protection, is necessary or, as determined by the JSC, is materially useful for use of a Collaboration Strain to Manufacture the corresponding Cronos Product; and (2) may also be useful for other products.
1.18“Commercialize” (and with correlative meaning “Commercialization”) means to sell, have sold, offer for sale, promote, market, distribute, or provide product support for Cannabinoids and products incorporating Cannabinoids.
1.19“Commercially Reasonable Efforts” means, with respect to a Collaboration activity hereunder, the carrying out of such activity using effort equivalent to those that a similarly situated company in a similar industry would reasonably devote to a similar activity at a similar stage in development resulting from its own research efforts.
1.20“Confidential Information” means any information relating to this Agreement or the Collaboration, including the terms and existence of this Agreement, marketing plans, strategies, pricing, financial information, customer lists, trade secrets, Technical Information, or other information that has been created, discovered, collected, or developed by a Party, or has otherwise become known to a Party, or to which rights have been assigned to a Party hereunder, as well as any other information and materials that are deemed confidential or proprietary to or by a Party (including all information and materials of a Party’s customers and any other Third Party and their consultants), in each case that are or have been disclosed by one Party to the other Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated in oral, written, graphic, or electronic form.
1.21“Control” means with respect to any Intellectual Property or other data, information or materials, possession of the ability by a Party (whether by sole or joint ownership, license or otherwise, but in all cases not including when such rights are granted or obtained pursuant to this Agreement or the other agreements between the Parties contemplated hereby) to grant, without violating the terms of any agreement with a Third Party, a license, access or other right in, to or under such Intellectual Property or other data, information or materials. A Party will not need to amend any existing in-license as of the date of the Original Agreement or the

Effective Date, as the case may be, so that such Party “Controls” any Intellectual Property under such given in-license.
1.22“Cronos Approved Change of Control” means a Change of Control of Cronos duly and validly approved by the Board of Directors of Cronos.
1.23“Cronos Background IP” means all Background IP Controlled by Cronos that is provided by Cronos to Ginkgo under this Agreement, including for use under a Technical Development Plan. For clarity, the Cronos Background IP includes all IP covering the Cronos Material Samples.
1.24“Cronos Foreground IP” means all Foreground IP that covers applications of Cannabinoids, including uses of Cannabinoids, formulations incorporating Cannabinoids, and dosage forms and dosage regimes for delivering Cannabinoids.
1.25“Cronos Material Samples” means any and all plant-derived material samples, such as genetic material and enzyme material, owned by Cronos or its Affiliates and provided by Cronos to Ginkgo under the Agreement including a TDP.
1.26“Cronos Product” means the Target Cannabinoid identified in a fully executed TDP, as prepared from a Collaboration Strain transferred to Cronos pursuant to Section 2.8(c), it being understood that such preparation of the Target Cannabinoid from a Collaboration Strain may also include one or more other Cannabinoids, including other Target Cannabinoids and Non-Target Cannabinoids, as are naturally generated by the Collaboration Strain during production of the Target Cannabinoid. For greater certainty:
(a)A preparation that is specifically enriched for a particular Target Cannabinoid from a Collaboration Strain developed under a TDP that relates to a different Target Cannabinoid shall be deemed a Cronos Product relating to the specifically enriched Target Cannabinoid. For example, a preparation that specifically enriches for CBCA obtained from a strain that was developed under a TDP for THCA production shall be considered a Cronos Product relating to CBCA.
(b)A preparation that is specifically enriched for a particular Target Cannabinoid that contains residual amounts of a different Target Cannabinoid or a Non-Target Cannabinoid shall not be considered a Cronos Product relating to such different Target Cannabinoid or Non-Target Cannabinoid. For example, a preparation of CBCA obtained from a strain developed for CBCA production that contains residual amounts of THCA shall not be considered a Cronos Product relating to THCA.
1.27“Cronos Public Documents” has the meaning ascribed to such term in Section 10.2(m) of this Agreement.
1.28“Current Market Price” as of any date means the arithmetic average of the Daily VWAP on the NASDAQ for each of the twenty (20) consecutive Trading Days ending five (5) Trading Days preceding such date (utilizing only days on which the Shares actually trade); provided that if the Shares are not listed on the NASDAQ, reference will be made for the purpose of the foregoing calculation to the principal securities exchange or market on which the Shares are listed or quoted; provided, further, that if no such prices are available, the Current Market Price shall be the fair market value of one (1) Share as (i) agreed by Cronos and Ginkgo or (ii) determined by a qualified independent Third Party appraiser mutually agreed by Ginkgo and Cronos, it being agreed that the cost of such Third Party appraiser shall be borne fifty percent (50%) by Cronos and fifty percent (50%) by Ginkgo.

1.29“Daily VWAP” on any exchange for any day means the volume-weighted average trading price per Share of the Shares on such exchange for such day.
1.30“Development” means research, development, testing, optimization and related activities conducted with respect to a Target Cannabinoid, including construction, assessment, and selection of organisms useful for the Scale Up and Manufacturing of Cannabinoids. When used as a verb, “Develop” means to engage in Development.
1.31“Disclosing Party” has the meaning ascribed to such term in Section 9.1 of this Agreement.
1.32“Dollars” or “$” means the lawful currency of the United States.
1.33“Effective Date” means the date specified in the initial paragraph of this Agreement.
1.34“Eighth Equity Milestone Event” means the first date on which, pursuant to a commercial production made by Cronos or one of its Affiliates of the Target Cannabinoid CBCV(A) from a Collaboration Strain, a product which incorporates such Target Cannabinoid from a Collaboration Strain is shipped or transferred to a Third Party purchaser other than a Person selected by Cronos in accordance with Section 2.4(b).
1.35“Eighth Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Eighth Milestone Number as of such date.
1.36“Eighth Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(h) of this Agreement.
1.37“Eighth Milestone Number” as of any date means the product obtained by multiplying (i) 489,163.46 by (ii) the Equity Milestone Factor as of such date.
1.38“Eleventh Equity Milestone Event” means achievement as determined by the JSC of production of CBC(A) of [Redacted – Commercially Sensitive Information – Performance Metric].
1.39“Eleventh Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Eleventh Milestone Number as of such date.
1.40“Eleventh Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(k) of this Agreement.
1.41“Eleventh Milestone Number” as of any date means the product obtained by multiplying (i) 978,326.91 by (ii) the Equity Milestone Factor as of such date.
1.42“Equity Milestone Event” means any of the First Equity Milestone Event, the Second Equity Milestone Event, the Third Equity Milestone Event, the Fourth Equity Milestone Event, the Fifth Equity Milestone Event, the Sixth Equity Milestone Event, the Seventh Equity Milestone Event, the Eighth Equity Milestone Event, the Ninth Equity Milestone Event, the Tenth Equity Milestone Event, the Eleventh Equity Milestone Event, the Twelfth Equity Milestone Event, the Thirteenth Equity Milestone Event, the Fourteenth Equity Milestone Event, the Fifteenth Equity Milestone Event, and the Sixteenth Equity Milestone Event.

1.43“Equity Milestone Factor” as of the date hereof means 1.000; provided that the Equity Milestone Factor shall be subject to adjustment from time to time in accordance with Section 6.8 (and shall be rounded to three decimal places).
1.44“Equity Milestone Issuance” means an issuance of Shares to Ginkgo in accordance with Sections 6.1, 8.2(a) or 8.2(b), as applicable.
1.45“Equity Milestone Shares” means the First Equity Milestone Shares, Second Equity Milestone Shares, Third Equity Milestone Shares, Fourth Equity Milestone Shares, Fifth Equity Milestone Shares, Sixth Equity Milestone Shares, Seventh Equity Milestone Shares, Eighth Equity Milestone Shares, Ninth Equity Milestone Shares, Tenth Equity Milestone Shares, Eleventh Equity Milestone Shares, Twelfth Equity Milestone Shares, Thirteenth Equity Milestone Shares, Fourteenth Equity Milestone Shares, Fifteenth Equity Milestone Shares, and/or Sixteenth Equity Milestone Shares, as the context so requires.
1.46“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended.
1.47“Existing Confidentiality Agreement” has the meaning ascribed to such term in Section 13.12 of this Agreement.
1.48“FDA” means the United States Food and Drug Administration, or any successor agency thereto.
1.49“Fifth Equity Milestone Event” means the first date on which, pursuant to a commercial production made by Cronos or one of its Affiliates of the Target Cannabinoid THCV(A) from a Collaboration Strain, a product which incorporates such Target Cannabinoid from a Collaboration Strain is shipped or transferred to a Third Party purchaser other than a Person selected by Cronos in accordance with Section 2.4(b).
1.50“Fifth Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Fifth Milestone Number as of such date.
1.51“Fifth Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(e) of this Agreement.
1.52“Fifth Milestone Number” as of any date means the product obtained by multiplying (i) 733,745.18 by (ii) the Equity Milestone Factor as of such date.
1.53“Fifteenth Equity Milestone Event” means achievement as determined by the JSC of production of CBDV(A) of [Redacted – Commercially Sensitive Information – Performance Metric].
1.54“Fifteenth Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Fifteenth Milestone Number as of such date.
1.55“Fifteenth Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(o) of this Agreement.
1.56“Fifteenth Milestone Number” as of any date means the product obtained by multiplying (i) 978,326.91 by (ii) the Equity Milestone Factor as of such date.
1.57“First Equity Milestone Event” means the first date on which, pursuant to a commercial production made by Cronos or one of its Affiliates of the Target Cannabinoid

THC(A) from a Collaboration Strain, a product which incorporates such Target Cannabinoid from a Collaboration Strain is shipped or transferred to a Third Party purchaser other than a Person selected by Cronos in accordance with Section 2.4(b).
1.58“First Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the First Milestone Number as of such date.
1.59“First Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(a) of this Agreement.
1.60“First Milestone Number” as of any date means the product obtained by multiplying (i) 978,326.91 by (ii) the Equity Milestone Factor as of such date.
1.61“Floor Foundry Access Fee Amount” has the meaning ascribed to such term in Section 5.1 of this Agreement.
1.62“Force Majeure Event” has the meaning ascribed to such term in Section 13.1 of this Agreement.
1.63“Foreground IP” means all Intellectual Property arising from work performed under the Original Agreement or this Agreement from and after the Original Effective Date.
1.64 “Foundry Access Fee” has the meaning ascribed to such term in Section 5.1 of this Agreement.
1.65“Foundry IP” means all Intellectual Property, whether Background IP or Foreground IP, regardless of when or for what purpose it is developed, pertaining to genetic components, pathways, and strains; and methods and tools for design, genetic engineering, testing and/or small-scale fermentation of microbial strains. Notwithstanding the foregoing, this category shall exclude Ginkgo Background IP, Collaboration Strain and Process IP, and Cronos Foreground IP.
1.66“Fourth Equity Milestone Event” means the first date on which, pursuant to a commercial production made by Cronos or one of its Affiliates of the Target Cannabinoid CBG(A) from a Collaboration Strain, a product which incorporates such Target Cannabinoid from a Collaboration Strain is shipped or transferred to a Third Party purchaser other than a Person selected by Cronos in accordance with Section 2.4(b).
1.67“Fourth Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Fourth Milestone Number as of such date.
1.68“Fourth Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(d) of this Agreement.
1.69“Fourth Milestone Number” as of any date means the product obtained by multiplying (i) 489,163.46 by (ii) the Equity Milestone Factor as of such date.
1.70“Fourteenth Equity Milestone Event” means achievement as determined by the JSC of production of CBGV(A) of [Redacted – Commercially Sensitive Information – Performance Metric].
1.71“Fourteenth Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Fourteenth Milestone Number as of such date.

1.72“Fourteenth Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(n) of this Agreement.
1.73“Fourteenth Milestone Number” as of any date means the product obtained by multiplying (i) 978,326.91 by (ii) the Equity Milestone Factor as of such date.
1.74“FTO” has the meaning ascribed to such term in Section 2.6 of this Agreement.
1.75“Fully Burdened Cost” has the meaning ascribed to such term in Exhibit B.
1.76“Ginkgo” has the meaning ascribed to such term in the initial paragraph of this Agreement.
1.77“Ginkgo Background IP” means all Background IP Controlled by Ginkgo that, if patented, covers, or, if not patented, is necessary for, use of any Collaboration Strain to Manufacture and Commercialize Cronos Products and any Target Cannabinoids.
1.78“Ginkgo Confirmation Certificate” means the certificate substantially in the form set forth in Schedule 1.78, as may be amended from time to time to reflect any changes in applicable Law.
1.79“Indemnified Party” has the meaning ascribed to such term in Section 11.1 of this Agreement.
1.80“Indemnifying Party” has the meaning ascribed to such term in Section 11.1 of this Agreement.
1.81“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes, but for clarity shall exclude taxes on income or assets.
1.82“Infringement” has the meaning ascribed to such term in Section 3.4(a) of this Agreement.
1.83“Initial Equity Milestone Event” means any of the First Equity Milestone Event, the Second Equity Milestone Event, the Third Equity Milestone Event, the Fourth Equity Milestone Event, the Fifth Equity Milestone Event, the Sixth Equity Milestone Event, the Seventh Equity Milestone Event and the Eighth Equity Milestone Event.
1.84“Intellectual Property” or “IP” means all of the following anywhere in the world: technology, inventions (whether or not patentable), discoveries, results, know-how, processes, formulas, techniques, methods, procedures, developments, data, chemical structures, sequences, materials and confidential and proprietary information, including any being developed (including designs, manufacturing data, design data, test data, operational data, and formulae), whether or not recorded in tangible form through drawings, documentation, software, reports, manuals or other tangible expressions, whether or not subject to statutory registration anywhere, including any and all documents, data, information derived from microbial strains or other biomaterials, or other information incorporating or otherwise utilizing such documents, data, and information and specifically including (a) Patent Rights (b) copyrights (registered or unregistered), copyright applications, copyrightable works, mask works, data collections, databases, (c) trade secrets, (d) all computer programs and systems, whether embodied in software, firmware or otherwise and (e) similar rights and privileges.
1.85“IP Subcommittee” or “IP SC” has the meaning ascribed to such term in Section 7.2 of this Agreement.

1.86“Joint Steering Committee” or “JSC” has the meaning ascribed to such term in Section 7.1 of this Agreement.
1.87“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any regulatory or widely-recognized self-regulatory authority (including any stock exchange or other widely-recognized self-regulatory organization).
1.88“Losses” has the meaning ascribed to such term in Section 11.1 of this Agreement.
1.89“Manufacture” means activities that are reasonably required to produce Target Cannabinoids from Collaboration Strains at appropriate scale for Commercialization, it being understood that such production of a given Target Cannabinoid from a Collaboration Strain may also produce one or more other Cannabinoids, including other Target Cannabinoids and/or Non-Target Cannabinoids, as are naturally generated by the Collaboration Strain during production of the Target Cannabinoid.
1.90“Manufacture Transfer” has the meaning ascribed to such term in Section 2.8(c) of this Agreement.
1.91“Milestone Achievement Payment” or “Milestone Achievement Payments” has the meaning ascribed to such term in Section 5.3 of this Agreement.
1.92“Milestone Cash Election” has the meaning ascribed to such term in Section 6.2 of this Agreement.
1.93“Milestone Cash Election Amount” or “Milestone Cash Election Amounts” has the meaning ascribed to such term in Section 6.1(h) of this Agreement.
1.94“Milestones” mean the R&D Milestones and the Equity Milestone Events.
1.95“Misappropriation” has the meaning ascribed to such term in Section 3.4(a) of this Agreement.
1.96“NASDAQ” means the NASDAQ Global Market or its successor.
1.97“New Target Cannabinoid” means a Non-Target Cannabinoid that the Parties agree to be added under a new Technical Development Plan pursuant to Section 2.5.
1.98“Ninth Equity Milestone Event” means achievement as determined by the JSC of production of THC(A) of [Redacted – Commercially Sensitive Information – Performance Metric].
1.99“Ninth Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Ninth Milestone Number as of such date.
1.100“Ninth Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(i) of this Agreement.
1.101“Ninth Milestone Number” as of any date means the product obtained by multiplying (i) 1,956,653.82 by (ii) the Equity Milestone Factor as of such date.

1.102“Non-Breaching Party” has the meaning ascribed to such term in Section 8.3(a) of this Agreement.
1.103“Non-Target Cannabinoid” means a Cannabinoid that is not a Target Cannabinoid.
1.104“Other Equity Milestone Event” means any of the Ninth Equity Milestone Event, the Tenth Equity Milestone Event, the Eleventh Equity Milestone Event, the Twelfth Equity Milestone Event, the Thirteenth Equity Milestone Event, the Fourteenth Equity Milestone Event, the Fifteenth Equity Milestone Event, and the Sixteenth Equity Milestone Event.
1.105“Original Agreement” has the meaning ascribed to such term in the recitals of this Agreement.
1.106“Original Effective Date” has the meaning ascribed to such term in the recitals of this Agreement.
1.107“Party” or “Parties” has the meaning ascribed to such term in the initial paragraph of this Agreement.
1.108“Patent Rights” means (a) patents, patent applications, plant variety protection and plant variety protection applications in any country, (b) all divisionals, continuations, and continuations-in-part, or any other filing claiming priority to and/or sharing common priority with any of the foregoing, (c) all patents and plant variety protection issuing from any of the applications in (a) and/or (b), and (d) all registrations, reissues, re-examinations, supplemental protection certificates, and extensions of any of (a), (b) or (c).
1.109“Payment” means any cash or in-kind payment, including for greater certainty an issuance of Shares under Section 6.1.
1.110“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.
1.111“Piggy Back Registrable Securities” has the meaning ascribed to such term in Section 6.10(c) of this Agreement.
1.112“Piggy Back Registration” has the meaning ascribed to such term in Section 6.10(c) of this Agreement.
1.113“Pilot Scale Costs” has the meaning ascribed to such term in Section 5.2 of this Agreement.
1.114“Pilot Scale” means a scale of production of at least 200 liters.
1.115“Productivity” means [Redacted – Commercially Sensitive Information – Performance Metric].
1.116“Program” has the meaning ascribed to such term in Section 2.1.
1.117“R&D Milestones” mean the milestones set forth in Schedule 5.3.
1.118“Receiving Party” has the meaning ascribed to such term in Section 9.1 of this Agreement.

1.119“Redacted Information” has the meaning ascribed to such term in Section 9.7 of this Agreement.
1.120“Registrable Securities” has the meaning ascribed to such term in Section 6.10(b) of this Agreement.
1.121“Registration Statement” has the meaning ascribed to such term in Section 6.10(b) of this Agreement.
1.122“Related Persons” has the meaning ascribed to such term in Section 11.1 of this Agreement.
1.123“Request” has the meaning ascribed to such term in Section 3.3(b) of this Agreement.
1.124“Scale Up” means activities that are reasonably required to advance a candidate process for producing a Target Cannabinoid from laboratory scale through Pilot Scale as contemplated by the applicable TDP.
1.125“Scale Up Transfer” has the meaning ascribed to such term in Section 2.8(b).
1.126“SEC” means the United States Securities and Exchange Commission.
1.127“Second Equity Milestone Event” means the first date on which, pursuant to a commercial production made by Cronos or one of its Affiliates of the Target Cannabinoid CBD(A) from a Collaboration Strain, a product which incorporates such Target Cannabinoid from a Collaboration Strain is shipped or transferred to a Third Party purchaser other than a Person selected by Cronos in accordance with Section 2.4(b).
1.128“Second Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Second Milestone Number as of such date.
1.129“Second Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(b) of this Agreement.
1.130“Second Milestone Number” as of any date means the product obtained by multiplying (i) 733,745.18 by (ii) the Equity Milestone Factor as of such date.
1.131“Seventh Equity Milestone Event” means the first date on which, pursuant to a commercial production made by Cronos or one of its Affiliates of the Target Cannabinoid CBDV(A) from a Collaboration Strain, a product which incorporates such Target Cannabinoid from a Collaboration Strain is shipped or transferred to a Third Party purchaser other than a Person selected by Cronos in accordance with Section 2.4(b).
1.132“Seventh Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Seventh Milestone Number as of such date.
1.133“Seventh Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(g) of this Agreement.
1.134“Seventh Milestone Number” as of any date means the product obtained by multiplying (i) 489,163.46 by (ii) the Equity Milestone Factor as of such date.

1.135“Shares” means common shares of Cronos, as such common shares are constituted on the date of execution and delivery of this Agreement; provided that upon the occurrence of any of the events set forth in Sections 6.8(a) and (d), “Shares” shall mean the shares or other securities resulting from such reclassification, capital reorganization, consolidation, amalgamation, arrangement, binding share exchange, merger, sale or conveyance or liquidation, dissolution or winding-up.
1.136“Sixteenth Equity Milestone Event” means achievement as determined by the JSC of production of CBCV(A) of [Redacted – Commercially Sensitive Information – Performance Metric].
1.137“Sixteenth Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Sixteenth Milestone Number as of such date.
1.138“Sixteenth Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(p) of this Agreement.
1.139“Sixteenth Milestone Number” as of any date means the product obtained by multiplying (i) 978,326.91 by (ii) the Equity Milestone Factor as of such date.
1.140“Sixth Equity Milestone Event” means the first date on which, pursuant to a commercial production made by Cronos or one of its Affiliates of the Target Cannabinoid CBGV(A) from a Collaboration Strain, a product which incorporates such Target Cannabinoid from a Collaboration Strain is shipped or transferred to a Third Party purchaser other than a Person selected by Cronos in accordance with Section 2.4(b).
1.141“Sixth Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Sixth Milestone Number as of such date.
1.142“Sixth Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(f) of this Agreement.
1.143“Sixth Milestone Number” as of any date means the product obtained by multiplying (i) 489,163.46 by (ii) the Equity Milestone Factor as of such date.
1.144 “Strain” refers to a parent microbial cell and its natural progeny developed upon culture of the parent cell under non-mutagenic conditions, and does not include any genetically modified, chemically mutagenized, or otherwise purposefully manipulated variant of the parent cell or its natural progeny.
1.145“Subcontractors” has the meaning ascribed to such term in Section 2.11 of this Agreement.
1.146“Sublicense” means, directly or indirectly, to sublicense, grant any other right with respect to, or agree not to assert, any licensed right under any Intellectual Property. When used as a noun, “Sublicense” means any agreement to Sublicense.
1.147“Sublicensee” means an Affiliate or Third Party to whom a licensee (or an Affiliate) sublicenses any of the rights granted to the licensee.
1.148“Target Cannabinoid” means any of the following compounds, or the applicable respective 2-decarboxylated acid form or 2-carboxylic acid form:

(a)∆9Tetrahydrocannabinolic acid (“THCA”; Chemical Abstracts Service (CAS) # 23978-85-0);
(b)cannabidiolic acid (“CBDA”; CAS # 1244-58-1);
(c)cannabichromenic acid (“CBCA”; CAS # 185505-15-1);
(d)cannabigerolic acid (“CBGA”; CAS # 255555-57-1);
(e)tetrahydrocannabivarinic acid (“THCVA”; CAS # 39986-26-0);
(f)cannabigerovarinic acid (“CBGVA”; CAS # 64924-07-8);
(g)cannabidivarinic acid (“CBDVA”; CAS # 31932-13-5);
(h)cannabichromevarinic acid (“CBCVA”; CAS # 1628112-69-5); and/or
(i)any New Target Cannabinoid that is elevated from Non-Target Cannabinoids pursuant to Section 2.5.
Each compound in (a)-(h) is an “Initial Target Cannabinoid”, and are collectively, the “Initial Target Cannabinoids”. Collectively, the compounds in (a)-(i) are the “Target Cannabinoids”.
1.149“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any taxing authority, including any interest, surcharges, additions to tax and penalties applicable thereto;
1.150“Technical Development Plan” or “TDP” means a written plan that describes the Development and Scale Up activities required for a Target Cannabinoid. The Technical Development Plan will include the parameters contemplated by Section 2.2 and such other details as are mutually agreed by the Parties in writing, and each fully executed Technical Development Plan will be attached as an exhibit to this Agreement and is incorporated herein by reference.
1.151“Technical Information” means processes, formulae, data, know-how (including skills and experience), improvements, inventions, information embodied in or obtainable from chemical or biological materials, techniques, data, results, analyses, descriptions, software, algorithms, methods, knowledge, practices, discoveries, trade secrets pertaining to technology, or any other information pertaining to technology that has been created, discovered, collected, or developed by a Party, or has otherwise become known to a Party, or to which rights have been assigned to a Party hereunder.
1.152“Technical Services” has the meaning ascribed to such term in Section 2.1 of this Agreement.
1.153“Tenth Equity Milestone Event” means achievement as determined by the JSC of production of CBD(A) of [Redacted – Commercially Sensitive Information – Performance Metric].
1.154“Tenth Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Tenth Milestone Number as of such date.

1.155“Tenth Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(j) of this Agreement.
1.156“Tenth Milestone Number” as of any date means the product obtained by multiplying (i) 1,467,490.37 by (ii) the Equity Milestone Factor as of such date.
1.157“Term” has the meaning ascribed to such term in Section 8.1 of this Agreement.
1.158“Terminal Breach” means (a) a material breach by a Party of any payment or equity issuance obligation set forth in this Agreement, (b) any act of fraud or willful misconduct by a Party arising in connection with this Agreement or any Technical Development Plan, (c) a breach by a Party of such Party’s exclusive collaboration obligations under Section 2.7, or (d) a disclosure by a Party of the Technical Information of the other Party in a manner that would also qualify as a material breach of Article 9.
1.159“Territory” means all countries and jurisdictions throughout the world.
1.160“Third Equity Milestone Event” means the first date on which, pursuant to a commercial production made by Cronos or one of its Affiliates of the Target Cannabinoid CBC(A) from a Collaboration Strain, a product which incorporates such Target Cannabinoid from a Collaboration Strain is shipped or transferred to a Third Party purchaser other than a Person selected by Cronos in accordance with Section 2.4(b).
1.161“Third Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Third Milestone Number as of such date.
1.162“Third Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(c) of this Agreement.
1.163“Third Milestone Number” as of any date means the product obtained by multiplying (i) 489,163.46 by (ii) the Equity Milestone Factor as of such date.
1.164“Third Party” means any Person other than Ginkgo, Cronos, or their respective Affiliates.
1.165“Thirteenth Equity Milestone Event” means achievement as determined by the JSC of production of THCV(A) of [Redacted – Commercially Sensitive Information – Performance Metric].
1.166“Thirteenth Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Thirteenth Milestone Number as of such date.
1.167“Thirteenth Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(m) of this Agreement.
1.168“Thirteenth Milestone Number” as of any date means the product obtained by multiplying (i) 1,467,490.37 by (ii) the Equity Milestone Factor as of such date.
1.169“Trading Day” means, with respect to the NASDAQ or other market for securities, any day on which such exchange or market is open for trading or quotation, as applicable.
1.170“Transfer Price" has the meaning ascribed to such term in Exhibit B.

1.171“Twelfth Equity Milestone Event” means achievement as determined by the JSC of production of CBG(A) of [Redacted – Commercially Sensitive Information – Performance Metric].
1.172“Twelfth Equity Milestone Shares” to be issued on any date means such number of Shares that is equal to the Twelfth Milestone Number as of such date.
1.173“Twelfth Milestone Cash Election Amount” has the meaning ascribed to such term in Section 6.1(l) of this Agreement.
1.174“Twelfth Milestone Number” as of any date means the product obtained by multiplying (i) 978,326.91 by (ii) the Equity Milestone Factor as of such date.
1.175“United States” or “USA” means the United States of America, its territories and possessions.
1.176“Voting Shares” of a Person, as of any time, means the shares in the capital stock of such Person that are, at that time, entitled to vote in the election of the board of directors of such Person.
1.177 “Work Order” means a description of services and additional relevant details mutually agreed upon in a document executed by each of the Parties, pursuant to which Ginkgo will, subject to and pursuant to this Agreement (including Section 2.15), itself or, subject to Section 2.11, through one or more Affiliates or Third Parties, perform a set of services defined therein related to the Development (beyond or modifying the work described in a separate, fully executed TDP), Scale Up or Manufacture, including the facilitation thereof which may involve the establishment of a facility and related operations for such Development, Scale Up or Manufacture, of one or more Cronos Products from a Collaboration Strain. Each Work Order executed by the Parties shall be deemed to be incorporated by reference in this Agreement. The first Work Order is included herein as Exhibit C.
2.COLLABORATION
2.1Overview. Subject to the terms and conditions of this Agreement, during the Term, the Parties will collaborate on programs as they may jointly agree related to the Development and Scale Up of Target Cannabinoids (each, a “Program”), with each such Program being described in a written Technical Development Plan executed by both Parties. Each TDP will relate to a single Target Cannabinoid. The Parties expect to undertake at least eight (8) Programs, with each Program relating to a single Target Cannabinoid of the Initial Target Cannabinoids. Ginkgo, itself or through a Subcontractor, will perform the Development and Scale Up of the Target Cannabinoids in accordance with its applicable TDP, including through use of the Foundry IP (“Technical Services”). The Parties may collaborate on multiple TDPs at any one time, and the TDPs may have different start and end dates. The Collaboration shall be conducted by each Party in good scientific manner, and in compliance with all applicable Laws. Each Party shall maintain laboratories, offices and all other facilities, at its own expense and risk, necessary to carry out its responsibilities under the Collaboration pursuant to each Technical Development Plan.
2.2Technical Development Plans.

(a)Overview. Under the Collaboration, each Target Cannabinoid shall be Developed and Scaled Up by the Parties in accordance with this Agreement and a Technical Development Plan. The Parties acknowledge and agree that a Technical Development Plan has been agreed to for each of the Initial Target Cannabinoids. Each Technical Development Plan will be used by the JSC (defined below in Article 7) to track progress and to allocate resources. A Technical Development Plan shall only be amended by written agreement of the Parties.
(b)TDPs. For each TDP, upon its execution by both Parties, such TDP will be incorporated herein by reference and be deemed attached hereto as part of Exhibit A. As of the Effective Date, there are eight (8) TDPs substantially agreed upon by the Parties (through the [Redacted – Commercially Sensitive Information] JSC meeting) and such TDPs will be attached hereto as Exhibit A-1 through Exhibit A-8 respectively within thirty (30) days after the Effective Date. Each TDP for a Program will (i) set forth the details of the applicable Program mutually agreed by the Parties, including, but not limited to: (A) identification of the specific Target Cannabinoid to which the TDP applies; (B) the technical work plan, including the tasks to be performed, the timeline and duration of such tasks, and the Party responsible for such tasks; (C) the deliverables and Milestones under such TDP; (D) whether a portion of the Technical Services would be provided by a Ginkgo Subcontractor and, if so, the identity of the Subcontractor and whether that portion of the Technical Services will be performed at such other Subcontractor’s facility (for clarity, Ginkgo (and not Cronos) will subcontract and interact with a Third Party Subcontractor in connection with its performance of any portion of the Technical Services for a specific TDP); and (ii) be executed by each of Ginkgo and Cronos.
2.3Development and Scale Up Efforts.
(a)Ginkgo shall use Commercially Reasonable Efforts to Develop Collaboration Strains that produce Target Cannabinoids in accordance with a Technical Development Plan attached as Exhibit A.
(b)Upon the (i) determination by the JSC that Development under a TDP for a Target Cannabinoid has progressed such that the Initial Milestone Event relating to that Target Cannabinoid is likely to soon occur or (ii) completion of Development activities under a TDP with respect to Collaboration Strains and any other activities required prior to Scale Up that are described in an applicable Work Order so that, as determined by the JSC, it is reasonable to believe that Scale Up will be achieved, in each case (i) and (ii), the Parties will mutually agree on one or more manufacturers, which may include one or more Third Parties, Ginkgo, Ginkgo Affiliates, Cronos, or Cronos Affiliates, to Scale Up production of the corresponding Target Cannabinoid using the relevant Collaboration Strain(s); provided that if the Parties mutually agree that Ginkgo or a Ginkgo Affiliate will perform any Scale Up production, such Scale Up production will be governed by the applicable Work Order. If necessary, Ginkgo will transfer Collaboration Strains to the agreed upon Person(s) in accordance with Section 2.8(b). Ginkgo shall have the right to independently engage the agreed upon Person(s) for such Scale Up, provided that Cronos shall reimburse Ginkgo for any reasonable and documented out-of-pocket direct costs incurred by Ginkgo in connection with the Scale Up pursuant to Section 5.2. When reasonably requested by Ginkgo, Cronos shall use Commercially Reasonable Efforts to assist Ginkgo in performing the Development and Scale Up activities under the Collaboration.

(c)Ginkgo shall not commence any portion of Development or Scale Up activities (including, without limitation, any materials transfer pursuant to Section 2.8 hereof) requiring regulatory approvals and permits until Ginkgo has obtained such regulatory approvals and permits (including, without limitation, US Drug Enforcement Agency registration and applicable U.S. state agency approvals) required for Ginkgo to legally and validly perform the Development and Scale Up. For clarity, where portions of Development or Scale Up activities do not require regulatory approvals and permits, or to the extent that Ginkgo has already obtained certain regulatory approvals and permits, Ginkgo shall perform such portions of the Development or Scale Up activities permitted under applicable Law upon the execution of any TDPs.
2.4Manufacturing and Commercialization. Where, as determined by the JSC, (x) Development under a TDP for a Target Cannabinoid has progressed such that an Initial Equity Milestone Event relating to that Target Cannabinoid is likely to soon occur or (y) the successful completion of all R&D Milestones and Other Equity Milestone Events under a TDP is likely to soon occur:
(a)Ginkgo shall present the JSC with a reasonable number of candidate Collaboration Strains for Manufacturing the Target Cannabinoid of the TDP. The JSC will select [Redacted – Commercially Sensitive Information] Collaboration Strains, from the candidates presented, to be transferred in accordance with Section 2.8(c). For greater clarity, (i) [Redacted – Commercially Sensitive Information] Collaboration Strains may be transferred per Equity Milestone Event relating to a TDP, unless otherwise agreed to by the Parties and (ii) the transfer of Collaboration Strain(s) pursuant to clause (x) of Section 2.4 with respect to a TDP will not terminate the ongoing Development activities under such TDP. Notwithstanding anything to the contrary in this Agreement, within six (6) months following the selection of Collaboration Strain(s) for Manufacturing the Target Cannabinoid of a TDP pursuant to clause (y) of Section 2.4, such Collaboration Strain(s) shall replace any other selected Collaboration Strain(s) earlier selected by the JSC pursuant to clause (x) of Section 2.4 for such TDP and such formerly selected Collaboration Strain(s) shall no longer be “Collaboration Strain(s)” under this Agreement or deemed to be a Collaboration Strain selected under this Section 2.4(a). With respect to Collaboration Strains, Cronos is solely permitted to maintain (1) seed banks of all Collaboration Strains selected and not replaced under this Section 2.4(a) and (2) an archival copy of all current and former Collaboration Strains, including in the case of clause (2), all Collaboration Strains replaced by a subsequent selection, in each case clause (1) and (2), for record-keeping purposes.
(b)Cronos shall select one or more manufacturers, which may include one (1) or more Third Parties, Ginkgo, Ginkgo Affiliates, Cronos itself, or Cronos Affiliates, to Manufacture and Commercialize each Cronos Product from a Collaboration Strain transferred pursuant to Section 2.4(a). If Cronos selects Ginkgo or a Ginkgo Affiliate to perform any Manufacturing services related to a Cronos Product, such services will be governed by the applicable Work Order, provided that if the Parties cannot agree on the terms of a particular Work Order, Ginkgo or Ginkgo Affiliates, as applicable, will have no obligation to perform services thereunder. Costs and expenses associated with the services to be performed under such Work Order shall be paid in accordance with Section 5.8. Subject to the terms of Section 5.8,

Cronos shall bear all costs associated with (1) the Manufacture of Target Cannabinoids and (2) Commercialization of Cronos Products.
2.5New Target Cannabinoids. Cronos may propose to the JSC that a Non-Target Cannabinoid be deemed a New Target Cannabinoid hereunder, and upon mutual written agreement of the Parties and the execution of a Technical Development Plan (which written agreement and/or Technical Development Plan will include additional financial and Development terms for such New Target Cannabinoid), such Non-Target Cannabinoid will become a New Target Cannabinoid hereunder.
2.6Freedom to Operate (“FTO”). During the Term, the Parties will cooperate to ensure that the use of any Collaboration Strains for Scale Up pursuant to Section 2.3(b), on a reasonable search and analysis, will not infringe any valid IP of any Third Parties (“FTO”). Such cooperation may include, as mutually agreed upon by the Parties, conducting patent database searching or legal analysis (the costs of which will be mutually agreed upon and equally shared by the Parties). The Parties shall discuss FTO in confidence and shall cooperate, in light of their common interest therein, to take appropriate measures, including, without limitation, obtaining licenses, designing non-infringing alternatives, or attacking the validity or enforceability of such Third Party rights. For clarity, ensuring FTO with respect to any particular item of Third Party IP means arriving at a mutual judgment, not to be unreasonably withheld by either Party, that a tribunal is more likely than not to conclude, upon reasonable analysis, that the Third Party IP is not infringed by the Collaboration Strain or its use or that the Third Party IP is invalid.
2.7Exclusive Collaboration. With respect to each Target Cannabinoid, commencing on the Original Effective Date and continuing until the earlier of:
(a)ten (10) years from the termination of this Agreement pursuant to Section 8.3;
(b)two (2) years following the termination of a TDP for such Target Cannabinoid pursuant to Section 8.2(b), unless (1) another TDP exists for such Target Cannabinoid, (2) Cronos has completed the payments and/or issuance required in the event of a No-Go decision with respect to such Target Cannabinoid pursuant to Section 8.2(b)(ii), in which case Section 2.7(c) applies, or (3) an Equity Milestone Event with respect to such Target Cannabinoid has occurred, in which case Section 2.7(d) applies;
(c)five (5) years following the completion of the payments and/or issuance required in the event of a No-Go decision with respect to such Target Cannabinoid pursuant to Section by 8.2(b)(ii), unless an Equity Milestone Event with respect to such Target Cannabinoid has occurred, in which case Section 2.7(d) applies; or
(d)ten (10) years following the last Equity Milestone Event achieved (which, for clarity, could be either an Initial Equity Milestone Event or an Other Equity Milestone Event) with respect to such Target Cannabinoid, the Breaching Party will not, in the case of Section 2.7(a), and neither Party will, in the case of Sections 2.7(b)(d), contract with a Third Party for the Development, Scale Up, Manufacture, or Commercialization of any microbial organisms for that Target Cannabinoid without express written permission from the other Party; provided, however, that Cronos may purchase from a

Third Party commercially available Cannabinoids, regardless of the source of such Cannabinoids, and Cronos shall not be restricted from commercializing products incorporating such Cannabinoids. For greater clarity, in respect of any Target Cannabinoid that results in an Equity Milestone Event, the time period set out in subsection (d) will apply, not the time periods set out in subsections (b) or (c).
2.8Materials Transfer.
(a)To facilitate the Collaboration and subject to applicable Law, either Party may provide materials (including, without limitation, Cronos Material Samples) to the other. Except as explicitly provided elsewhere in this Agreement, all such materials shall be considered the Confidential Information of the Party providing such material and shall be used by the receiving Party solely for purposes of exercising its rights and performing its obligations under this Agreement. Any and all compounds, biological materials, reagents, assays, and other materials that are provided by one Party to the other Party hereunder and that are not entirely consumed during the Collaboration, as well as any Confidential Information relating thereto, shall all be returned to the providing Party or destroyed promptly upon the completion of the Collaboration, except as otherwise explicitly provided herein with respect to particular materials. The destruction of such materials shall be certified in writing. Except with the prior written consent of the other Party, a Party shall not make any such materials provided by the other Party available to Third Parties.
(b)To facilitate the Scale Up of any Target Cannabinoid, Ginkgo will transfer to the Person(s) selected in Section 2.3(b), at such time as set forth in Section 2.3, a seed bank sufficient to support Scale Up of the Target Cannabinoid, from Collaboration Strains agreed upon by the JSC (a “Scale Up Transfer”). Ginkgo will provide to such Person(s) a limited, site-specific license to the transferred Ginkgo Background IP, Collaboration Strains, and Collaboration Strain and Process IP, solely for the time reasonably necessary and solely to the extent required to Scale Up said Target Cannabinoid using the transferred Collaboration Strains. The Scale Up Transfer will be effected pursuant to a strain transfer agreement on terms reasonably acceptable to Ginkgo and Cronos. Between Ginkgo and Cronos, Cronos will bear all costs associated with such Scale Up Transfer. The scope of a Scale Up Transfer may be modified and qualified by the contents of an applicable Work Order. For clarity, Cronos’ ability to maintain a seed bank transferred under a Scale Up Transfer is subject to and limited by the last sentence of Section 2.4(a).
(c)To facilitate the Manufacture and Commercialization of each Target Cannabinoid, Ginkgo will transfer to the Person(s) selected in Section 2.4(b), at such time as set forth in Section 2.4, a seed bank sufficient to support Manufacture of that Target Cannabinoid of the Collaboration Strain selected in Section 2.4(a) (a “Manufacture Transfer”). The Manufacture Transfer will be effected pursuant to a strain transfer agreement on terms reasonably acceptable to Ginkgo and Cronos. For clarity, the Manufacture Transfer will be documented in strain transfer agreements on a Collaboration Strain by Collaboration Strain basis. If the Person selected in Section 2.4(b) is not Cronos, the Person will be granted a sublicense pursuant to Section 4.2, to be documented in the strain transfer agreement to effect the Manufacture

Transfer. Between Ginkgo and Cronos, Cronos will bear all costs associated with such Manufacture Transfer. If the Person selected in Section 2.4(b) is in possession of sufficient quantities of the relevant Collaboration Strain for the Manufacture of Target Cannabinoids due to such Person having performed Scale Up activities, then no additional transfer will be required, provided that the strain transfer agreement for the Scale Up Transfer covers Manufacturing activities. For clarity, Cronos’ ability to maintain a seed bank transferred under a Manufacture Transfer is subject to and limited by the last sentence of Section 2.4(a).
2.9Collaboration Results. Once each Calendar Quarter, Ginkgo will provide reports on its technical progress relating to the Development and Scale Up of Target Cannabinoids under all existing TDPs to the JSC. Such reports will include supporting documents, such as laboratory records, test results, plans, and other data that may reasonably be requested by the JSC. Any information disclosed by Ginkgo to Cronos pursuant to this Section 2.9 shall be considered Confidential Information of Ginkgo and may be used only in accordance with rights expressly granted under this Agreement. The JSC may also agree to other meetings or other conferences as deemed reasonably necessary by members of the JSC.
2.10Collaboration Records. Ginkgo and Cronos shall each maintain complete and accurate records of all of its work conducted in the performance of the Collaboration and all results, data, inventions, and developments made in the performance of the Collaboration. Such records shall be in sufficient detail to support patent prosecution and enforcement and submission to FDA and other regulatory authorities and shall be kept in accordance with good scientific protocol. The Parties shall make such records available to the JSC or the project coordinators upon reasonable request and shall retain such records for the longer of (a) at least six (6) years following the termination or expiration of this Agreement, (b) until six (6) years after the expiration of any Patent Right within Foreground IP, or (c) for such longer period as may be required by applicable Law.
2.11Subcontracting. Either Party may subcontract to Affiliates or other Third Parties (“Subcontractors”) any of its obligations under this Agreement. Any such subcontract shall be subject to the relevant terms and conditions of this Agreement and shall contain (i) confidentiality terms no less stringent than those set forth in Article 9 hereof, (ii) representations and warranties of the Subcontractor consistent with those set forth in Section 10.1(i) hereof and (iii) assignment of inventions provisions consistent with the requirements of this Agreement. Unless otherwise agreed in writing or expressly provided herein, any fees or costs due to any such Subcontractor shall be at the sole expense of the Party engaging the relevant Subcontractor. For clarity, a Third Party who is merely a vendor providing goods or services (e.g., for synthesis of oligonucleotides) and is not delegated responsibility for performing under this Agreement is not a Subcontractor.
2.12Compliance with Anti-Corruption Law. In carrying out their responsibilities and exercising their rights under this Agreement, the Parties shall comply with all applicable anti-corruption Laws in the countries where the Parties have their principal or other places of business and where they conduct activities under this Agreement.
2.13Certain Covenants regarding Anti-Corruption. Each Party represents and warrants to the other Party that neither it nor any of its directors, employees, agents, or consultants will directly or indirectly pay or give or promise to pay or give anything of value to any government official or a foreign public official for purposes of (a) influencing any act or decision of any such person in his official capacity; (b) inducing such person to do or omit to do any act in violation of the lawful duty of such official; (c) securing any improper advantage; or

(d) inducing such person to use his position to affect or influence any act or decision of government or any legislative, administrative, public agency or other public body, in all cases with respect to any activities undertaken relating to this Agreement. Additionally, the Parties will make reasonable efforts to comply with requests for information, including answering questionnaires and narrowly tailored audit inquiries, to enable the other Party to ensure compliance with any applicable anti-corruption Laws.
2.14Breach of Anti-Corruption Covenants. The Parties agree that a breach of the anti-corruption commitments in Sections 2.12 and 2.13 shall be considered a material breach of this Agreement and that either Party may immediately seek all remedies available under Law and equity if the covenants under the anti-corruption commitments in Sections 2.12 and 2.13 have been breached by the other Party, without owing to the other any damages or indemnification resulting solely from such termination.
2.15Audit Rights. Without limiting the generality of Section 2.10 and in addition thereto, Cronos or its professional accountant representatives, upon thirty (30) days’ prior written notice to Ginkgo, shall have the right, from time to time and during regular business hours and for a duration not exceeding two (2) Business Days during the Term of this Agreement, but no more than once in any rolling twelve (12)-month period and once following the termination of this Agreement (notwithstanding the foregoing twelve (12)-month restriction), to audit Ginkgo's performance with respect to the delivery of the Technical Services and the amounts charged pursuant to its invoices (each, an “Audit”), and, as reasonably necessary to perform such Audit, Ginkgo shall allow reasonable access by Cronos, its Affiliates and its and their respective representatives to Ginkgo's and its Affiliates’ (solely to the extent such Affiliate has provided Technical Services to Cronos) facilities, books and records relevant to the delivery of such Technical Services and personnel in charge of audits. Ginkgo will use commercially reasonable efforts to enable access to Ginkgo's Subcontractors' books and records. In the event of an Audit, (a) Cronos shall prepare and deliver to Ginkgo a reasonably detailed written statement documenting its findings, and in the event an Audit reveals a discrepancy in the amounts paid by Cronos to Ginkgo from what was actually required to be paid, Cronos shall prepare and deliver to Ginkgo a reasonably detailed written statement documenting such discrepancy and any calculations performed in connection with the discovery of such discrepancy (each, an “Audit Statement”) and (b) Cronos shall permit Ginkgo, its Affiliates and its and their respective representatives to review Cronos’ and its representatives’ and Affiliates’ working papers relating to the Audit and preparation of any Audit Statement for fifteen (15) Business Days upon Ginkgo’s request therefor. Following Ginkgo’s review and confirmation that the Audit was performed properly and to its satisfaction and, if applicable, that the Audit Statement is materially accurate, Ginkgo shall refund Cronos such overpayment, or Cronos shall reimburse Ginkgo for such underpayment, as applicable. The costs of the Audit shall be borne by Cronos, unless the Audit evidences a difference above five percent (5%) between the reported figures by Ginkgo and those which result from such Audit, in which event such reasonable and actually incurred out-of-pocket costs of such Audit shall be borne by Ginkgo. Any information disclosed to or learned by Cronos, its Affiliates, or its representatives in connection with any Audit pursuant to this Section 2.15 shall be considered Confidential Information of Ginkgo and may be used only in connection with such Audit.
2.16Work Orders. Ginkgo shall use Commercially Reasonable Efforts to perform any services or activities for which it is responsible under each Work Order.

3.INTELLECTUAL PROPERTY RIGHTS
3.1Inventorship. The Parties agree that the United States federal patent Law on inventorship shall determine the inventorship of any invention which arises in connection with the Collaboration.
3.2Ownership.
(a)Ginkgo Background IP. Nothing in this Agreement shall be deemed to grant Cronos any rights to own, use, make, sell, or access any Ginkgo Background IP or other Patent Rights or IP of Ginkgo other than as expressly provided herein in Section 4.5.
(b)Cronos Background IP. Nothing in this Agreement shall be deemed to grant Ginkgo any rights to own, use, make, sell, or access any Cronos Background IP or other Patent Rights or IP of Cronos other than as expressly provided herein.
(c)Collaboration Strain(s), Foreground IP and Foundry IP.
(i)All Collaboration Strains, Foreground IP other than Cronos Foreground IP (i.e., including but not limited to Collaboration Strain and Process IP), and Foundry IP, is and shall be owned solely by Ginkgo. Cronos hereby assigns to Ginkgo all right, title, and interest it or its Affiliates may have in and to all Collaboration Strains, Foreground IP other than Cronos Foreground IP, and Foundry IP, and agrees to sign all documents as requested evidencing such assignment.
(ii)All Cronos Foreground IP is and shall be owned by Cronos. Ginkgo hereby assigns to Cronos all right, title, and interest it or its Affiliates may have in and to all Cronos Foreground IP and agrees to sign all documents as requested evidencing such assignment.
(d)Employee/Representative Assignments. Each Party shall ensure that any and all employees, consultants, contractors, and others who perform activities under or contemplated by this Agreement do so pursuant to a binding agreement that assigns and/or confirms prior assignment of, his/her/their entire right, title, and interest in any IP to the Party for which such employee or representative is providing his/her services.
3.3Intellectual Property Prosecution and Enforcement.
(a)IP Lead. Ginkgo will have the sole responsibility, at its sole cost and expense, for the preparation, filing, prosecution (including any reissue proceedings, reexaminations, oppositions, and post-grant administrative proceedings) and maintenance of all patent applications and patents within Ginkgo Background IP, Foundry IP, and all Foreground IP that is not Cronos Foreground IP. Cronos will have the sole responsibility, at its sole cost and expense, for the preparation, filing, prosecution (including any reissue proceedings, reexaminations, oppositions, and post-grant administrative proceedings) and maintenance of all patent applications and patents within Cronos Background IP and Cronos Foreground IP. Each Party

shall use commercially reasonable efforts to prosecute and maintain all Foreground IP for which it has such responsibility.
(b)Mutual Commitments. Each Party will be provided with meaningful participation in decisions relating to inventions within Foreground IP. The Parties will coordinate (via the Joint Steering Committee, as set out in Section 7.1, or designated IP Subcommittee thereof, as set out in Section 7.2) to determine what, if any, unpatented Collaboration Strain and Process IP will be the subject of a patent application. In the event that a Party considers particular Collaboration Strain and Process IP subject matter to be patentable, that Party shall promptly request that the JSC consider filing an application (“Request”).  There shall be a presumption that any subject matter that is not the subject of a prompt Request shall not be the subject of a patent application, although the Parties may agree to the contrary on a case-by-case basis. The Parties will provide timely updates on the status of any patent applications and patents being prepared, prosecuted and/or maintained to the JSC and/or the IP SC.
(c)Assumption of IP. If Ginkgo decides to abandon the prosecution or maintenance of any patent family or issued patent that is Foreground IP in such a manner as to irretrievably abandon rights in such patent family or patent in any particular jurisdiction, then it shall provide notice of such abandonment to Cronos, and Cronos will have an option to assume responsibility for filing, prosecuting and maintaining such patent family or patent in that jurisdiction, in Ginkgo’s name and at Cronos’ sole cost and expense. If Cronos decides to undertake such assumption, Cronos will consult reasonably with Ginkgo on (i) the subject matter and contents to claim in such patent family or patent, and (ii) responses to office actions received from patent offices in connection with such patent family or patent, in each case, to ensure harmony with the remainder of the Foreground IP still being prosecuted and maintained by Ginkgo. For clarity, the abandonment of a pending patent application does not trigger the provision of this section unless there are no other pending members of the same patent family in that jurisdiction.
(d) If the JSC is unable to reach agreement concerning whether to file a patent application directed to the subject matter of a Request provided by Cronos to the JSC pursuant to Section 3.3(b), Cronos will have the option to draft a provisional patent application that will be filed by Ginkgo with the United States Patent & Trademark Office within three (3) months of the Request, unless the Parties agree to a different time. The matter will also be promptly addressed using the dispute resolution procedures under Article 12 of this Agreement. Notwithstanding Section 12.2(c), any dispute whether to file a patent application and the content and subject matter of the proposed application shall be subject to arbitration if the matter cannot be resolved through the procedures set forth in Section 12.1. In the event that the matter is arbitrated, a binding decision must be obtained within nine (9) months of the filing of the provisional application. If the dispute resolution procedures result in a decision that a patent application should be filed, the Parties will collaborate in good faith to prepare an appropriate PCT application that shall be filed by Ginkgo pursuant to the provisions of Sections 3.2 and 3.3 and shall claim priority to the provisional application. Until publication of such PCT application, the content and subject matter of the provisional application and the PCT application shall be considered Confidential Information of Ginkgo. If the dispute resolution procedures result in a decision that no PCT application should be filed, then the content and subject matter of the provisional application will remain Confidential Information of Ginkgo. In such an event, Ginkgo shall, pursuant to the provisions of Section 4.1(b), grant Cronos a license to the subject matter of the Request (as documented in the provisional patent application) that shall be exclusive for the relevant Target Cannabinoid(s). The term of the exclusive license shall be twenty (20) years from the date on which the provisional application was filed.
3.4Enforcement of IP.
(a)Notice. Each of Ginkgo and Cronos shall promptly notify the other Party in the event that it becomes aware of: (i) a suspected infringement by any Third Party of any Foreground IP that is patented (“Infringement”); (ii) any patent within the Foreground IP being challenged by a Third Party in any action or proceeding, including without limitation a declaratory judgment action or counterclaim, opposition, reexamination, or post-grant administrative proceeding (“Challenge”); and (iii) any unauthorized use or other misappropriation by a Third Party of any Confidential Information, trade secret, or other unpatented IP of the other Party (“Misappropriation”).
(b)In the event that (i) any Foreground IP that is patented and exclusively licensed, for any purpose, to a Party pursuant to this Agreement is subject to Infringement, or (ii) any Foreground IP that is patented is subject to Infringement by the manufacture, use, sale, offer for sale, or import by any Third Party of a Cannabinoid that competes directly with a Cronos Product or a Target Cannabinoid, then the Party that is the owner of such patented IP shall have the first right to enforce the patented IP. If the owner elects not to enforce the patented IP against such identified infringer(s) within ninety (90) days after notification (or elects to enforce, but fails to use commercially reasonable efforts to do so within a reasonable period of time after the ninety (90)-day period), then the other Party shall have the option, but not any obligation, to enforce such patented IP and may elect to do so within a further ninety (90) days. Insofar as a Party’s participation is indispensable in any lawsuit brought by the other Party to enforce any such patented IP, such indispensable Party shall join as a party plaintiff, and the Parties shall discuss in good faith the allocation of legal fees and other related costs, as well as distribution of damages, for such enforcement action. Either Party may join an action brought by the other, insofar as a court permits such joinder, even if such joining Party is not indispensable. In such a case, the joining Party shall retain its own counsel at its own expense. No settlement of any such enforcement shall be entered into without consultation between the Parties, regardless of whether both Parties are parties to such enforcement. In any event, the Parties shall discuss in good faith the distribution of any damages or other awards resulting from such enforcement action.
(c)In the event of a Challenge to any patented IP that is exclusively licensed, for any purpose, to a Party, including a Challenge that occurs within the context of an enforcement action brought pursuant to Section 3.4(b), the Parties will, within seven (7) days of being served with process or other notice of such Challenge, consult and determine how to proceed with the hiring of counsel and the sharing of legal fees and related costs. No settlement of any such Challenge shall be entered into without consultation between the Parties, regardless of whether both Parties are parties to such Challenge. In the event of a Challenge to any patented IP that is not exclusively licensed to a Party, the owning Party will have the sole and exclusive right to make any decisions concerning the conduct of the Challenge.
(d)In the event of a Misappropriation, the Party that owns the misappropriated unpatented IP shall have the sole and exclusive right to make any decisions concerning the conduct of any litigation or other proceeding that may arise out of such Misappropriation.
3.5Notification of Third Party Claims. Each Party shall promptly inform the other in writing of any written notice to it of alleged infringement or misappropriation, based upon its performance of its obligations hereunder, of a Third Party’s Intellectual Property rights of which it shall become aware. Neither Party shall acknowledge to a Third Party the validity of any such allegation or admit liability without the prior written consent of the other. Each Party shall keep the other advised of all material developments in the conduct of any proceedings in defending any claim of such alleged infringement or misappropriation and shall cooperate with the other in the conduct of such defense. In no event may either Party settle any such infringement or misappropriation claim in a manner that would limit the rights of the other Party or impose any obligation on the other Party, without such other Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
4.LICENSES
4.1License Grants to Cronos.
(a)Collaboration Strains. Ginkgo hereby grants to Cronos a worldwide, royalty-free, sublicensable (solely as permitted by Section 4.2) license to use, culture (including causing biomass growth), and import Collaboration Strains selected by the JSC pursuant to Section 2.4(a), solely to Manufacture, have Manufactured, use, import, and Commercialize Cronos Products and Target Cannabinoids. For greater clarity, (1) any Target Cannabinoid produced by a Collaboration Strain under this license grant may be enriched and purified into a Cronos Product for Commercialization; and (2) Non-Target Cannabinoids may not be specifically enriched for Commercialization. The license shall be exclusive (even as to Ginkgo and its Affiliates, subject to Section 4.4(b) below).
(b)Collaboration Strain and Process IP. Ginkgo hereby grants to Cronos a worldwide, perpetual, revocable (solely as permitted by Section 8.3), royalty-free (except for the license granted in (ii) below), sublicensable (solely as permitted by Section 4.2), license to Collaboration Strain and Process IP, and improvements thereto as determined by the JSC pursuant to Section 7.1(a):
(i)to Manufacture, have Manufactured, use, import, and Commercialize each Cronos Product and Target Cannabinoid derived from the Collaboration Strain(s) selected by the JSC pursuant to Section 2.4(a), and to use, culture (including causing biomass growth), and import such Collaboration Strain(s). This license shall be perpetual, revocable (solely as permitted by Section 8.3), and (1) non-exclusive solely as it applies to Collaboration Strain and Process IP for which patent protection is sought in accordance with Section 3.3(b), anywhere in the world and at any time, regardless of status, or for which the JSC or the IP SC has approved the seeking of such patent protection; provided, however, that upon the first occurrence of an Equity Milestone Event relating to a Target Cannabinoid, this license shall become exclusive with respect to the Target Cannabinoid (even as to Ginkgo and its Affiliates, subject to Section 4.4(b) below), and (2) non-exclusive as it applies to Collaboration Strain and Process IP for which patent protection is not sought and has not been approved by the JSC or the IP SC for the seeking of such patent protection.
(ii)to Develop and Commercialize cannabis plants. This license shall be perpetual, revocable (solely as permitted by Section 8.3) and non-exclusive, and Cronos agrees to negotiate with Ginkgo in good faith to determine appropriate compensation to Ginkgo for such license in addition to the payments specified elsewhere in this Agreement.
(iii)to Manufacture and Commercialize Non-Target Cannabinoids. This license shall be revocable (solely as permitted by Section 8.3), in effect until three (3) years from the date on which all TDPs under this Agreement have been completed or terminated or are otherwise no longer active, and shall be exclusive (even as to Ginkgo and its Affiliates, subject to Section 4.4(b) below) solely as it applies to Collaboration Strain and Process IP for which patent protection is sought in accordance with Section 3.3(b), anywhere in the world and at any time, regardless of status, or for which the JSC or the IP SC has approved the seeking of such patent protection, and non-exclusive as it applies to unpatented Collaboration Strain and Process IP for which patent protection is not sought and has not been approved by the JSC or the IP SC for the seeking of such patent protection.
(iv)with respect to that subset of such Collaboration Strain and Process IP pertaining to downstream processes, to convert, isolate, extract, purify or import any commercially available Cannabinoid and any Cannabinoid not from a microbial organism, and to Commercialize such Cannabinoids. This license shall be perpetual, irrevocable and non-exclusive.
(c)Ginkgo Background IP. Ginkgo hereby grants to Cronos a non-exclusive, worldwide, perpetual, revocable (solely as permitted by Section 8.3), royalty-free, sublicensable license to any Ginkgo Background IP, and any improvements thereto as determined by the JSC pursuant to Section 7.1(a), solely to Manufacture, have Manufactured, use, import, and Commercialize each Cronos Product and Target Cannabinoids derived from any Collaboration Strains selected by the JSC pursuant to Section 2.4(a).
4.2Sublicenses.
(a)Cronos may grant a sublicense of the license granted to Cronos under Section 4.1 (i) subject to prior written notice to Ginkgo, to any Third Party solely for the Manufacture and Commercialization of a specified Cronos Product from Collaboration Strains; (ii) to any current or future Affiliate of Cronos, with the ability to further sublicense as set forth in this Section 4.2; and (iii) to any Third Party for the licenses granted to Cronos under Section 4.1(b)(iv).
(b)Each Sublicense granted pursuant to Section 4.2 will be subject and subordinate to, and consistent with, the terms and conditions of this Agreement and will require each

Sublicensee thereunder to comply with all applicable terms of this Agreement. Notwithstanding the grant of any Sublicense, Cronos shall remain primarily liable to Ginkgo for the performance of all of Cronos’ and its Sublicensee’s obligations under, and Cronos’ and its Sublicensee’s compliance with all provisions of, this Agreement.
4.3License Grants to Ginkgo. Cronos hereby grants to Ginkgo a royalty-free, worldwide, non-exclusive, sublicensable right to any (a) Cronos Background IP, and (b) Cronos Foreground IP; in each case to the extent necessary, or as determined by the JSC to be materially useful, for Ginkgo to perform its obligations under any TDP or Work Order.
4.4License Conditions; Limitations.
(a)Insofar as any rights herein licensed to any Party were obtained by the licensing Party from a Third Party by assignment, license, or otherwise, the licensed rights granted herein are granted subject to any commitments to that Third Party. The licenses and terms thereof relevant to the licensee Party’s exercise of rights pursuant to the licenses granted in Sections 4.1 and 4.3 are set forth in Schedule 4.4, which may be updated from time to time after the Effective Date. The licensing Party under Sections 4.1 and 4.3 will use commercially reasonable efforts to ensure that the rights from assignment, license, or otherwise from the Third Party remain in good standing and will promptly notify the other Party if the such assigned, licensed, or otherwise Controlled rights expire, are terminated, or if any terms thereof are materially altered.
(b)Notwithstanding the exclusive licenses granted pursuant to Section 4.1, Ginkgo for itself and for any of its Subcontractors, reserves the rights under such licensed Intellectual Property to perform itself, and have performed by any such Subcontractor, any activities assigned to Ginkgo under this Agreement.
(c)Cronos shall not, nor shall it permit, enable or encourage its Affiliates, any Persons working on behalf of Cronos or its Affiliates, any Subcontractor, any Sublicensee or any customer of Cronos to, disassemble, develop, re-engineer, improve, optimize, reverse engineer, decompile, take apart, sequence, modify, mutagenize, analyze, make derivatives of, manipulate genetic or other components of, or replicate any Collaboration Strain, or conduct any other activity or analysis to learn or discover any Confidential Information or IP owned or Controlled by Ginkgo or Ginkgo’s Affiliates comprising the Collaboration Strain, except as expressly permitted pursuant to Section 4.1 or as a result of unintended incidental consequences arising from Manufacturing (e.g., spontaneous mutations). For greater certainty, these obligations shall not limit Cronos’ ability to analyze, develop, modify or improve any Manufacturing process that uses Collaboration Strains.
4.5Use of Licensed IP.
(a)Each Party, its Affiliates and its permitted Subcontractors shall handle any licensed IP and any Collaboration Strain in accordance with all applicable Laws and industry standards, but under no circumstances with less than a reasonable degree of care. When using any licensed IP or Collaboration Strain, each Party, its Affiliates and its contracted Third Party manufacturers and Subcontractors shall take reasonable measures to protect the security and integrity of such licensed IP or Collaboration Strain.
(b)Cronos shall notify Ginkgo in writing of any unauthorized transfer or use of any Collaboration Strain or any IP owned by Ginkgo of which it becomes aware, that occurs when such Collaboration Strain or IP is in its, its Affiliates’, its Third Party manufacturers’, its Subcontractors’, or its Sublicensee’s possession. In the event of such an unauthorized transfer or use, Cronos shall assist Ginkgo in taking all appropriate measures, including litigation, to terminate and remediate such unauthorized transfer or use.
(c)Ginkgo shall notify Cronos in writing of any unauthorized transfer or use of any IP owned by Cronos of which it becomes aware, that occurs when such IP is in its, its Affiliates’, its Subcontractors’, or its Sublicensee’s possession. In the event of such an unauthorized transfer or use, Ginkgo shall assist Cronos in taking all appropriate measures, including litigation, to terminate and remediate such unauthorized transfer or use.
4.6Bankruptcy Protection. The Parties acknowledge that the licenses granted hereunder are intended to be licenses of “Intellectual Property” as such term is used in Section 365(n) of the United States Bankruptcy Code and under other similar laws and that the licenses herein are given and received for fair and adequate value. Accordingly, the Parties intend (a) that each Party will have the benefit of any applicable Law related to insolvency or bankruptcy that protects a licensee from disclaimer or other challenge of the licenses granted to the licensee, (b) any licenses granted by a Party hereunder will survive a bankruptcy under the United States Bankruptcy Code, the filing of a proposal or a notice of intention to make a proposal under the Bankruptcy and Insolvency Act (Canada) or the commencement of proceedings under the Companies’ Creditors Arrangement Act (Canada) in respect of such licensing Party, and (c) subject to applicable Law, the other terms and conditions of this Agreement shall otherwise remain in full force and effect in the event of occurrences set forth in Section 4.6(b).
4.7No Other Rights. Each Party expressly reserves and retains all rights to all IP, Strains, and other technology not expressly granted to the other Party herein, and no right or license under any IP shall be deemed granted by implication or estoppel. Except as otherwise expressly provided in this Agreement, neither Party shall receive any rights under this Agreement to own, use or access the Patent Rights or other IP of the other Party.
5.PAYMENTS
5.1Foundry Access Fee. From and after the Original Effective Date and until the earlier of the date that (a) Ginkgo has achieved all of the R&D Milestones or (b) the Agreement has otherwise been terminated in accordance with Article 8, Cronos will pay to Ginkgo an access fee of US$[Redacted] per Calendar Quarter (the “Foundry Access Fee”) for access to Ginkgo’s proprietary foundry platform; provided that, in any event, regardless of the foregoing duration or any proration or other adjustment as set forth below, Cronos will have paid to Ginkgo not less than an aggregate of US$[Redacted] for such foundry platform access during the Term (the “Floor Foundry Access Fee Amount”) with any shortfall of the Floor Foundry Access Fee Amount not paid as quarterly Foundry Access Fees to be paid by Cronos to Ginkgo at the end of the Term. Notwithstanding Cronos’ obligation to pay the Foundry Access Fee and the Floor

Foundry Access Fee Amount, in the event that Ginkgo, as determined by the JSC, is not able to perform the work contemplated by this Agreement or any Technical Development Plan for a material portion of any Calendar Quarter, whether as a result of a Force Majeure Event or otherwise, Cronos will only be required to pay a pro rata portion of the Foundry Access Fee for the period in which Ginkgo was actually able to perform work under this Agreement or the applicable Technical Development Plan(s). Any unpaid Foundry Access Fee balance for such a Calendar Quarter in which, in accordance with the foregoing, such fees were due to be paid, may be added to the Foundry Access Fee payable for the subsequent Calendar Quarter if Ginkgo undertakes additional work in such subsequent Calendar Quarter to make up the previously unperformed work and the Parties mutually agree at the JSC thereof.
5.2Pilot Scale Reimbursement. Cronos will reimburse Ginkgo for the reasonable and documented out-of-pocket direct costs incurred in Pilot Scale manufacturing of each Target Cannabinoid (“Pilot Scale Costs”); provided that any such Pilot Scale Costs in excess of US$[Redacted] per Target Cannabinoid shall require pre-approval by Cronos to be eligible for reimbursement. Ginkgo shall submit invoices to Cronos for the Pilot Scale Costs, which invoices shall be payable within forty-five (45) days of receipt by Cronos.
5.3R&D Milestone Achievement Payments. Cronos shall pay Ginkgo the payment (each a “Milestone Achievement Payment” and together the “Milestone Achievement Payments”) set forth in Schedule 5.3 for the achievement of the R&D Milestone set forth adjacent to such Milestone Achievement Payment in Schedule 5.3 within sixty (60) calendar days of achievement (as determined by the JSC) of such R&D Milestone.
5.4Manner of Payment. All payments to be made by Cronos to Ginkgo under this Agreement shall be made in U.S. Dollars and shall be paid by electronic transfer in immediately available funds to such bank account in the United States as is designated in writing by Ginkgo.
5.5Blocked Currency. If by applicable Law or fiscal policy of a particular country, conversion into U.S. Dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, amounts payable from that country shall be paid to Ginkgo in such country in local currency by deposit in a local bank designated by Ginkgo, unless the Parties otherwise agree. The rate of exchange to be used in computing the amount of U.S. Dollar equivalent in local currency shall be the rate published in The Wall Street Journal New York early edition on the date such conversion is made.
5.6Taxes.
(a)All payments to be made by Cronos to Ginkgo under this Agreement are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any payments, Cronos shall pay such Indirect Taxes at the applicable rate in respect of any such payments following the receipt of an Indirect Taxes invoice in the appropriate form issued by Ginkgo in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.
(b)If Ginkgo provides services in Canada for which it receives a Payment, Ginkgo shall specify on the invoice relating to the Payment the proportion of the Payment that is allocable to such services.

(c)Any and all Payments made by Cronos under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Law (as determined in the good faith discretion of Cronos) requires the deduction or withholding of any Tax from any Payment, Cronos shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant taxing authority in accordance with applicable Laws. Subject to Section 5.6(a), any amount so deducted or withheld shall be considered to be paid to Ginkgo for purposes of this Agreement, and Cronos shall have no further obligation to Ginkgo in respect of such amount of such Payment.
(d)As soon as practicable after any payment of Taxes by Cronos to a taxing authority pursuant to Section 5.6(c), Cronos shall deliver to Ginkgo a copy of a receipt issued by such taxing authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Ginkgo.
5.7Interest Due. Without limiting any other rights or remedies available to Ginkgo, Cronos shall pay Ginkgo interest on any payments that are not paid on or before the date such payments are due under this Agreement at an annual rate of one percent (1%) above the prime rate as published by the Wall Street Journal on the date such payments first became due, or the maximum applicable legal rate, if less, calculated based on the total number of days payment is delinquent.
5.8Work Order Payments. All payments made pursuant to any Work Order shall be made in accordance with this Section 5.8.
(a)Transfer Price. As consideration for any work performed under a Work Order, Cronos hereby agrees to pay to Ginkgo the amount equal to the Transfer Price of all such activities performed under such Work Order, as set forth in an invoice pursuant to Section 5.8(b).
(b)Invoicing & Reconciliation. As more specifically set forth in Exhibit B, following the end of each calendar month during the Term in which there is an active Work Order, Ginkgo will submit to Cronos an invoice setting forth the Transfer Price to be paid based on the services provided during such calendar month in connection with any active Work Order. Invoices will be submitted electronically to Cronos at Accounts Payable (ap@thecronosgroup.com). Payment of all amounts owed by Cronos pursuant to this Section 5.8 will be remitted to Ginkgo on or before forty-five (45) days from the date the invoice therefor is received by Cronos. The foregoing will not limit Ginkgo’s right to submit corrective invoices in the event there are unbilled amounts owing for services provided (including amounts for which Ginkgo is entitled for compensation or reimbursement as permitted hereunder which were not previously invoiced) or in the event there are overbilled amounts with respect to services provided in which case payment of the amounts owed by Cronos pursuant to this Section 5.8 will be remitted to Ginkgo on or before forty-five (45) days from the date the corrective invoice therefor is received by Cronos.
6.EQUITY MILESTONES.
6.1Equity Milestone Issuances.

(a)Cronos shall notify Ginkgo promptly, and in any event within five (5) Business Days, upon the occurrence of the First Equity Milestone Event. As soon as practicable following the occurrence of the First Equity Milestone Event or, if the First Equity Milestone Event has not occurred but (i) the Ninth Equity Milestone Event occurs or (ii) Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance for the Ninth Equity Milestone Event as if such Equity Milestone Event had occurred and, in each case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the First Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such First Equity Milestone Event or, if the First Equity Milestone Event has not occurred, prior to (I) the Ninth Equity Milestone Event occurring or (II) Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Ninth Equity Milestone Event as if such Equity Milestone Event is occurring, then Cronos shall, in lieu of issuing to Ginkgo such First Equity Milestone Shares, pay to Ginkgo US$6,666,666.67 (the “First Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(b)Cronos shall notify Ginkgo promptly, and in any event within five (5) Business Days, upon the occurrence of the Second Equity Milestone Event. As soon as practicable following the occurrence of the Second Equity Milestone Event or, if the Second Equity Milestone Event has not occurred but (i) the Tenth Equity Milestone Event occurs or (ii) Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance for the Tenth Equity Milestone Event as if such Equity Milestone Event had occurred and, in each case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Second Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Second Equity Milestone Event or, if the Second Equity Milestone Event has not occurred, prior to (I) the Tenth Equity Milestone Event occurring or (II) Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Tenth Equity Milestone Event as if such Equity Milestone Event is occurring, then Cronos shall, in lieu of issuing to Ginkgo such Second Equity Milestone Shares, pay to Ginkgo US$5,000,000.00 (the “Second Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(c)Cronos shall notify Ginkgo promptly, and in any event within five (5) Business Days, upon the occurrence of the Third Equity Milestone Event. As soon as practicable following the occurrence of the Third Equity Milestone Event or, if the Third Equity Milestone Event has not occurred but (i) the Eleventh Equity Milestone Event occurs or (ii) Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance for the Eleventh Equity Milestone Event as if such Equity Milestone Event had occurred and, in each case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Third Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Third Equity Milestone Event or, if the Third Equity Milestone Event has not occurred, prior to (I) the Eleventh Equity Milestone Event occurring or (II) Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Eleventh Equity Milestone Event as if such Equity Milestone Event is occurring, then Cronos shall, in lieu of issuing to Ginkgo such Third Equity Milestone

Shares, pay to Ginkgo US$3,333,333.33 (the “Third Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(d)Cronos shall notify Ginkgo promptly, and in any event within five (5) Business Days, upon the occurrence of the Fourth Equity Milestone Event. As soon as practicable following the occurrence of the Fourth Equity Milestone Event or, if the Fourth Equity Milestone Event has not occurred but (i) the Twelfth Equity Milestone Event occurs or (ii) Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance for the Twelfth Equity Milestone Event as if such Equity Milestone Event had occurred and, in each case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Fourth Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Fourth Equity Milestone Event or, if the Fourth Equity Milestone Event has not occurred, prior to (I) the Twelfth Equity Milestone Event occurring or (II) Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Twelfth Equity Milestone Event as if such Equity Milestone Event is occurring, then Cronos shall, in lieu of issuing to Ginkgo such Fourth Equity Milestone Shares, pay to Ginkgo US$3,333,333.33 (the “Fourth Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(e)Cronos shall notify Ginkgo promptly, and in any event within five (5) Business Days, upon the occurrence of the Fifth Equity Milestone Event. As soon as practicable following the occurrence of the Fifth Equity Milestone Event or, if the Fifth Equity Milestone Event has not occurred but (i) the Thirteenth Equity Milestone Event occurs or (ii) Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance for the Thirteenth Equity Milestone Event as if such Equity Milestone Event had occurred and, in each case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Fifth Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Fifth Equity Milestone Event or, if the Fifth Equity Milestone Event has not occurred, prior to (I) the Thirteenth Equity Milestone Event occurring or (II) Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Thirteenth Equity Milestone Event as if such Equity Milestone Event is occurring, then, Cronos shall in lieu of issuing to Ginkgo such Fifth Equity Milestone Shares, pay to Ginkgo US$5,000,000.00 (the “Fifth Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(f)Cronos shall notify Ginkgo promptly, and in any event within five (5) Business Days, upon the occurrence of the Sixth Equity Milestone Event. As soon as practicable following the occurrence of the Sixth Equity Milestone Event or, if the Sixth Equity Milestone Event has not occurred but (i) the Fourteenth Equity Milestone Event occurs or (ii) Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance for the Fourteenth Equity Milestone Event as if such Equity Milestone Event had occurred and, in each case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Sixth Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Sixth Equity Milestone Event or, if the Sixth Equity Milestone Event has not occurred, prior to (I) the Fourteenth Equity Milestone

Event occurring or (II) Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Fourteenth Equity Milestone Event as if such Equity Milestone Event is occurring, then, Cronos shall in lieu of issuing to Ginkgo such Sixth Equity Milestone Shares, pay to Ginkgo US$3,333,333.33 (the “Sixth Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(g)Cronos shall notify Ginkgo promptly, and in any event within five (5) Business Days, upon the occurrence of the Seventh Equity Milestone Event. As soon as practicable following the occurrence of the Seventh Equity Milestone Event or, if the Seventh Equity Milestone Event has not occurred but (i) the Fifteenth Equity Milestone Event occurs or (ii) Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance for the Fifteenth Equity Milestone Event as if such Equity Milestone Event had occurred and, in each case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Seventh Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Seventh Equity Milestone Event or, if the Seventh Equity Milestone Event has not occurred, prior to (I) the Seventh Equity Milestone Event occurring or (II) Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Fifteenth Equity Milestone Event as if such Equity Milestone Event is occurring, then Cronos shall, in lieu of issuing to Ginkgo such Seventh Equity Milestone Shares, pay to Ginkgo US$3,333,333.33 (the “Seventh Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(h)Cronos shall notify Ginkgo promptly, and in any event within five (5) Business Days, upon the occurrence of the Eighth Equity Milestone Event. As soon as practicable following the occurrence of the Eighth Equity Milestone Event or, if the Eighth Equity Milestone Event has not occurred but (i) the Sixteenth Equity Milestone Event occurs or (ii) Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance for the Sixteenth Equity Milestone Event as if such Equity Milestone Event had occurred and, in each case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Eighth Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Eighth Equity Milestone Event or, if the Eighth Equity Milestone Event has not occurred, prior to (I) the Sixteenth Equity Milestone Event occurring or (II) Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Sixteenth Equity Milestone Event as if such Equity Milestone Event is occurring, then Cronos shall, in lieu of issuing to Ginkgo such Eighth Equity Milestone Shares, pay to Ginkgo US$3,333,333.33 (the “Eighth Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(i)As soon as practicable following the occurrence of the Ninth Equity Milestone Event (or, if the Ninth Equity Milestone Event has not occurred but Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance as if such Equity Milestone Event had occurred) and, in either case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Ninth Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Ninth Equity Milestone Event or, if the Ninth Equity Milestone Event has not

occurred, prior to Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Ninth Equity Milestone Event as if such Equity Milestone Event is occurring, then Cronos shall, in lieu of issuing to Ginkgo such Ninth Equity Milestone Shares, pay to Ginkgo US$13,333,333.33 (the “Ninth Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(j)As soon as practicable following the occurrence of the Tenth Equity Milestone Event (or, if the Tenth Equity Milestone Event has not occurred but Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance as if such Equity Milestone Event had occurred) and, in either case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Tenth Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Tenth Equity Milestone Event or, if the Tenth Equity Milestone Event has not occurred, prior to Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Tenth Equity Milestone Event as if such Equity Milestone Event is occurring, then Cronos shall, in lieu of issuing to Ginkgo such Tenth Equity Milestone Shares, pay to Ginkgo US$10,000,000.00 (the “Tenth Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(k)As soon as practicable following the occurrence of the Eleventh Equity Milestone Event (or, if the Eleventh Equity Milestone Event has not occurred but Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance as if such Equity Milestone Event had occurred) and, in either case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Eleventh Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Eleventh Equity Milestone Event or, if the Eleventh Equity Milestone Event has not occurred, prior to Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Eleventh Equity Milestone Event as if such Equity Milestone Event is occurring, then Cronos shall, in lieu of issuing to Ginkgo such Eleventh Equity Milestone Shares, pay to Ginkgo US$6,666,666.67 (the “Eleventh Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(l)As soon as practicable following the occurrence of the Twelfth Equity Milestone Event (or, if the Twelfth Equity Milestone Event has not occurred but Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance as if such Equity Milestone Event had occurred) and, in either case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Twelfth Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Twelfth Equity Milestone Event or, if the Twelfth Equity Milestone Event has not occurred, prior to Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Twelfth Equity Milestone Event as if such Equity Milestone Event is occurring, then Cronos shall, in lieu of issuing to Ginkgo such Twelfth Equity Milestone Shares, pay to Ginkgo US$6,666,666.67 (the “Twelfth Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.

(m)As soon as practicable following the occurrence of the Thirteenth Equity Milestone Event (or, if the Thirteenth Equity Milestone Event has not occurred but Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance as if such Equity Milestone Event had occurred) and, in either case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Thirteenth Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Thirteenth Equity Milestone Event or, if the Thirteenth Equity Milestone Event has not occurred, prior to Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Thirteenth Equity Milestone Event as if such Equity Milestone Event is occurring, then Cronos shall, in lieu of issuing to Ginkgo such Thirteenth Equity Milestone Shares, pay to Ginkgo US$10,000,000.00 (the “Thirteenth Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(n)As soon as practicable following the occurrence of the Fourteenth Equity Milestone Event (or, if the Fourteenth Equity Milestone Event has not occurred but Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance as if such Equity Milestone Event had occurred) and, in either case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Fourteenth Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Fourteenth Equity Milestone Event or, if the Fourteenth Equity Milestone Event has not occurred, prior to Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Fourteenth Equity Milestone Event as if such Equity Milestone Event is occurring, then Cronos shall, in lieu of issuing to Ginkgo such Fourteenth Equity Milestone Shares, pay to Ginkgo US$6,666,666.67 (the “Fourteenth Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(o)As soon as practicable following the occurrence of the Fifteenth Equity Milestone Event (or, if the Fifteenth Equity Milestone Event has not occurred but Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance as if such Equity Milestone Event had occurred) and, in either case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Fifteenth Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Fifteenth Equity Milestone Event or, if the Fifteenth Equity Milestone Event has not occurred, prior to Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Fifteenth Equity Milestone Event as if such Equity Milestone Event is occurring, then Cronos shall, in lieu of issuing to Ginkgo such Fifteenth Equity Milestone Shares, pay to Ginkgo US$6,666,666.67 (the “Fifteenth Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(p)As soon as practicable following the occurrence of the Sixteenth Equity Milestone Event (or, if the Sixteenth Equity Milestone Event has not occurred but Cronos is obligated, pursuant to Sections 8.2(a) or 8.2(b), to make an Equity Milestone Issuance as if such Equity Milestone Event had occurred) and, in either case, within five (5) Business Days of receipt of a Ginkgo Confirmation Certificate in respect thereof, Cronos shall issue to Ginkgo the Sixteenth Equity Milestone Shares; provided that if Ginkgo has made a Milestone Cash Election prior to the occurrence of such Sixteenth Equity Milestone Event or, if the Sixteenth Equity Milestone Event has not occurred, prior to Cronos, pursuant to Sections 8.2(a) or 8.2(b), making an Equity Milestone Issuance for the Sixteenth Equity Milestone Event as if such Equity Milestone Event is occurring, then Cronos shall, in lieu of issuing to Ginkgo such Sixteenth Equity Milestone Shares, pay to Ginkgo US$6,666,666.67 (the “Sixteenth Milestone Cash Election Amount” and, collectively with the First Milestone Cash Election Amount, the Second Milestone Cash Election Amount, the Third Milestone Cash Election Amount, the Fourth Milestone Cash Election Amount, the Fifth Milestone Cash Election Amount, the Sixth Milestone Cash Election Amount, the Seventh Milestone Cash Election Amount, the Eighth Milestone Cash Election Amount, the Ninth Milestone Cash Election Amount, the Tenth Milestone Cash Election Amount, the Eleventh Milestone Cash Election Amount, the Twelfth Milestone Cash Election Amount, the Thirteenth Milestone Cash Election Amount, the Fourteenth Milestone Cash Election Amount, the Fifteenth Milestone Cash Election Amount, the “Milestone Cash Election Amounts” and each a “Milestone Cash Election Amount”) within five (5) Business Days of such occurrence.
(q)Any issuance of Shares or cash payment under this Section 6.1 is anticipated to be a Payment for the performance by Ginkgo of research and development to be undertaken exclusively outside of Canada. Cronos acknowledges and agrees that it believes under applicable Tax Laws as of the date hereof (with the exception of any payments to be made by Cronos to Ginkgo in respect of services to be provided by Ginkgo in Canada as invoiced according to Section 5.6(b)), any issuance of Shares or cash payment under this Section 6.1 will not be subject to withholding Tax in any jurisdiction. To the extent that Cronos becomes aware that any issuance of Shares or cash payments made under this Agreement may be subject to withholding Taxes, Cronos shall provide Ginkgo with thirty (30) days’ advance written notice of such withholding requirement, in each instance, along with providing all applicable Tax documentation to Ginkgo, as reasonably requested. To the extent that any withholding Taxes apply to any issuance of Shares or cash payments made under this Agreement and the obligation on Cronos to deduct or withhold can be relieved (or the obligation to deduct or withhold can be reduced to a lesser amount) on an application for relief, both Parties shall cooperate with each other to enable each of them to more accurately determine its own relevant Tax liabilities and to assist each other to minimize such liabilities to the extent legally permissible (including supporting claims of any treaty benefits). Notwithstanding the foregoing and subject to Section 5.6(a), in the event that it is determined that Cronos is required to withhold Tax in accordance with Section 5.6(c) in connection with an issuance of Shares in respect of an Equity Milestone Event, Cronos may, in its sole discretion, either:
(i)reduce the number of Equity Milestone Shares so issued to take such withholding into account, such that the aggregate of the fair market value of the Shares so issued and the amount of Shares withheld shall be equal to the fair market value of the Shares that would have been issued in respect of such Equity Milestone Event if no such withholding had been made; or
(ii)retain and withhold a number of Equity Milestone Shares having a fair market value not less than the amount of such Taxes required to be withheld and have a broker sell any such Shares on behalf of Ginkgo and deliver the sale proceeds to Cronos for remittance to the appropriate governmental authority (with any balance over the applicable Taxes being delivered to Ginkgo).
(r)Notwithstanding anything to the contrary set forth herein, within the six (6) month period following the issuance of any Equity Milestone Shares, Ginkgo shall not directly or indirectly execute or effect or cause to execute or effect any short sale, option or equity swap transactions in or with respect to such Equity Milestone Shares or any other derivative security transaction the purpose or effect of which is to hedge or transfer to a Third Party all or any part of the risk of loss associated with the ownership of such Equity Milestone Shares by Ginkgo.
6.2Milestone Cash Election. On or before the date that is thirty (30) days after a Cronos Approved Change of Control, Ginkgo may provide to Cronos a written notice indicating that Ginkgo has elected that it will receive the applicable Milestone Cash Election Amounts in lieu of any of the applicable Equity Milestone Shares that would have otherwise become issuable in connection with any Equity Milestone Events that become achieved following receipt of such written notice (the “Milestone Cash Election”).
6.3Ginkgo Confirmation Certificate. As soon as practicable following the occurrence of each Equity Milestone Event, Ginkgo shall provide to Cronos a Ginkgo Confirmation Certificate with respect to such Equity Milestone Event together with such other information or documentation that Cronos may reasonably request in order to comply with its obligations under applicable Laws in connection with the issuance of Shares for such Equity Milestone Event without the need to file a prospectus, registration statement or similar document in any jurisdiction.
6.4Share Certificates. Upon any Equity Milestone Issuance pursuant to Sections 6.1(a) through (p), Ginkgo shall be entered in the share register of Cronos as the holder of the number of Shares so issued, and as soon as practicable thereafter, Cronos shall deliver to Ginkgo a certificate or certificates for such Shares registered in the name of Ginkgo, or such other evidence reasonably acceptable to Ginkgo evidencing that such Shares have been registered in the name of Ginkgo in the share register of Cronos.
6.5Acknowledgments. Ginkgo acknowledges that:
(a)subject to Section 6.10 below, no Equity Milestone Issuance will be qualified by a prospectus, registration statement or similar document in any jurisdiction and that the Shares issued pursuant thereto are being offered on a “private placement” basis pursuant to one or more prospectus exemptions under applicable securities Laws;
(b)the Shares issuable pursuant to an Equity Milestone Issuance may be subject to resale restrictions under applicable securities Laws; and
(c)(i) Cronos may deliver to the Ontario Securities Commission certain personal information pertaining to Ginkgo, including its full name, address and telephone number, the number of securities purchased by Ginkgo and the total purchase price paid for such securities, the prospectus exemption relied on by Ginkgo and the date of distribution of the securities, and such personal information may become available to the public in accordance with the requirements of applicable securities Laws; and by purchasing the securities, Ginkgo consents to the disclosure of such personal information, (ii) such information is being collected indirectly by the Ontario Securities Commission under the authority granted to it in securities legislation and by purchasing the securities, Ginkgo shall be deemed to have authorized such indirect collection of personal information by the Ontario Securities Commission, (iii) such information is being collected for the purposes of the administration and enforcement of the securities Laws of the Province of Ontario; and (iv) Ginkgo may contact the following public official in Ontario with respect to questions about the Ontario Securities Commission’s indirect collection of such information at the following address and telephone number:
Inquiries Officer
Ontario Securities Commission
20 Queen Street West, 22nd Floor
Toronto, ON M5H 3S8
Telephone: (416) 593-8314
Toll free in Canada: 1-877-785-1555
Facsimile: (416) 593-8122
Email: exemptmarketingfilings@osc.on.ca
6.6Legend. Any certificates or other instruments representing the Equity Milestone Shares issuable upon the occurrence of any Equity Milestone Event shall, if required by applicable Law, contain a restrictive legend substantially to the following effect:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE SECURITIES LAWS OR PURSUANT TO ONE OR MORE EXEMPTIONS FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”;
together with such other restrictive legend or legends that in the opinion of counsel to Cronos, acting reasonably, may be required by applicable Law.
6.7No Fractional Shares. Notwithstanding anything to the contrary in Section 6.1, Cronos shall not be required to issue fractional Shares upon any Equity Milestone Issuance. If any fractional interest in a Share would, except for the provisions of this Section, be deliverable upon an Equity Milestone Issuance, Cronos shall, in lieu of delivering any certificate representing such fractional interest, make a cash payment to Ginkgo of an amount equal to such fractional interest which would have been issuable multiplied by the Current Market Price of such Share.
6.8Anti-Dilution. The Equity Milestone Factor in effect at any date shall be subject to adjustment from time to time as set out below.
(a)If and whenever at any time Cronos shall (i) subdivide or redivide the outstanding Shares into a greater number of shares, (ii) reduce, combine or consolidate the outstanding

Shares into a smaller number of shares, or (iii) issue Shares to the holders of all of the outstanding Shares by way of a dividend or distribution (other than the issue of Shares to holders of Shares who have elected to receive dividends or distributions in the form of Shares in lieu of cash), the Equity Milestone Factor in effect on the effective date of such subdivision, redivision, reduction, combination or consolidation or on the record date for such issue of Shares by way of a dividend or distribution, as the case may be, shall in the case of any of the events referred to in (i) and (iii) above be increased in proportion to the number of outstanding Shares resulting from such subdivision, redivision, dividend or distribution, or shall, in the case of any of the events referred to in (ii) above, be decreased in proportion to the number of outstanding Shares resulting from such reduction, combination or consolidation. Such adjustment shall be made successively whenever any event referred to in this Section 6.8(a) shall occur. Any such issue of Shares by way of a dividend or distribution shall be deemed to have been made on the record date for the dividend or distribution for the purpose of calculating the number of outstanding Shares under subsections (b) and (c) of this Section 6.8.
(b)If and whenever at any time Cronos shall fix a record date for the issuance of options, rights or warrants to all the holders of its outstanding Shares (other than for the issue of Shares to holders of Shares who have elected to receive dividends or distributions in the form of Shares in lieu of cash) entitling them, for a period expiring not more than forty-five (45) days after such record date, to subscribe for or purchase Shares (or securities convertible into Shares) at a price per share (or having a conversion or exchange price per share, as the case may be) that is less than ninety-five percent (95%) of the Current Market Price on such record date, the Equity Milestone Factor shall be adjusted immediately after such record date so that it shall equal the value obtained by multiplying the Equity Milestone Factor in effect on such record date by a fraction, of which the denominator shall be the total number of Shares outstanding on such record date plus a number of Shares equal to the quotient obtained by dividing the aggregate price of the total number of additional Shares offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible securities so offered) by such Current Market Price, and of which the numerator shall be the total number of Shares outstanding on such record date plus the total number of additional Shares offered for subscription or purchase (or into which the convertible securities so offered are convertible, as the case may be). Such adjustment shall be made successively whenever such a record date is fixed. To the extent that any such options, rights or warrants are not so issued or any such options, rights or warrants are not exercised prior to the expiration thereof, the Equity Milestone Factor shall be readjusted to the Equity Milestone Factor which would then be in effect if such record date had not been fixed or to the Equity Milestone Factor which would then be in effect if only the number of Shares (or securities convertible into Shares, as the case may be) actually issued upon the exercise of such options, rights or warrants were included in such fraction, as the case may be.
(c)If and whenever Cronos shall fix a record date for the making of a distribution to all the holders of its outstanding Shares of (i) shares of any class other than Shares, and other than shares distributed to holders of Shares who have elected to receive dividends or distributions in the form of such shares in lieu of cash dividends, (ii) rights, options or warrants (excluding rights, options or warrants described in (b) above), (iii) evidences of its indebtedness, or (iv) other assets (other than cash) then, in each such case, the Equity Milestone Factor shall be adjusted immediately after such record date so that it shall equal the value obtained by multiplying the Equity Milestone Factor in effect on such record date by a fraction, of which the denominator shall be (A) the total number of Shares outstanding on such record date multiplied by the Current Market Price on such record date, less (B) the fair market value (as (I) agreed by Cronos and Ginkgo or (II) determined by a qualified independent Third Party appraiser reasonably acceptable to both Ginkgo and Cronos, it being agreed that the cost of such Third Party appraiser shall be borne fifty percent (50%) by Cronos and fifty percent (50%) by Ginkgo) of such shares or rights, options or warrants or evidences of indebtedness or assets so distributed, and of which the numerator shall be the total number of Shares outstanding on such record date multiplied by such Current Market Price. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that such distribution is not so made, the Equity Milestone Factor shall be re-adjusted to the Equity Milestone Factor which would then be in effect if such record date had not been fixed or to the Equity Milestone Factor which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or other assets actually distributed, as the case may be. Notwithstanding anything to the contrary herein, in the event Cronos at any time after the Effective Date fixes a record date for the determination of holders of Shares entitled to receive a dividend or other distribution payable in cash, then in each such event Ginkgo shall receive, simultaneously with each Equity Milestone Issuance subsequent to such dividend or distribution, a cash amount equal to the product obtained by multiplying (x) the amount of the cash Ginkgo would have received if Ginkgo had owned, at the time of such dividend or distribution, the Shares issued pursuant to each such Equity Milestone Issuance by (y) the quotient obtained by dividing (1) the Equity Milestone Factor at the time of such record date by (2) the Equity Milestone Factor at the time of such Equity Milestone Issuance.
(d)If and whenever there is a reclassification of the Shares or a capital reorganization of Cronos (other than as described in Section 6.8(a)) or a consolidation, amalgamation, arrangement, binding share exchange or merger of Cronos with or into any other Person or other entity or other combination, in each case pursuant to which the Shares are converted into or acquired for cash, securities or other property; or any sale, or conveyance or other disposition of the property and assets of Cronos as an entirety or substantially as an entirety to any other Person (other than a direct or indirect wholly owned subsidiary of Cronos) or other entity or a liquidation, dissolution or winding-up of Cronos, then in connection with any Equity Milestone Issuance occurring after the effective time of such reclassification, capital reorganization, consolidation, amalgamation, arrangement, binding share exchange, merger, sale, transfer, disposition or liquidation, dissolution or winding-up, Ginkgo shall be entitled to receive and shall accept, in lieu of the number of Shares then sought to be acquired by it pursuant to such Equity Milestone Issuance, the kind and amount of cash, the number of shares or other securities or property of Cronos or of the Person or other entity resulting from such reclassification, capital reorganization, change, consolidation, amalgamation, arrangement, binding share exchange, merger, or to which such sale, transfer, disposition may be made or which holders of Shares receive pursuant to such liquidation, dissolution or winding-up, as the case may be, that Ginkgo would have been entitled to receive on such reclassification, capital reorganization, consolidation, amalgamation, arrangement, binding share exchange or merger, sale, transfer, dispositions or liquidation, dissolution or winding-up, if, on the record date or the effective date thereof, as the case may be, Ginkgo had been the registered holder of the number of Shares sought to be acquired by it pursuant to such Equity Milestone Issuance and to which it was entitled to acquire upon such Equity Milestone Issuance. If the relevant transaction causes the Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration, the property deliverable by Cronos pursuant to any subsequent Equity Milestone Issuance in accordance with the above provisions of this Section 6.8(d) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Shares. The above provisions of this Section 6.8(d) shall similarly apply to successive reclassifications, capital reorganizations, consolidations, amalgamations, arrangements, binding share exchanges or mergers, sales, transfers, dispositions or liquidations, dissolutions or windings-up.
(e)In any case in which this Section 6.8 shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, Cronos may defer, until the occurrence of such event, issuing to Ginkgo pursuant to an Equity Milestone Issuance occurring after such record date and before the occurrence of such event, the additional Shares issuable pursuant to such Equity Milestone Issuance by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that Cronos shall deliver to Ginkgo an appropriate instrument evidencing Ginkgo’s right to receive such additional Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Shares declared in favor of holders of record of Shares on and after the date of such Equity Milestone Issuance or such later date as Ginkgo would, but for the provisions of this Section 6.8(e), have become the holder of record of such additional Shares pursuant to Section 6.8.
(f)The adjustments provided for in this Section 6.8 are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section.
(g)For the purpose of calculating the number of Shares outstanding, Shares owned by or for the benefit of Cronos shall not be counted.
(h)In the event of any question arising with respect to the adjustments provided in this Section 6.8, such question shall be conclusively determined by an independent firm of nationally recognized chartered accountants acceptable to each of Cronos and Ginkgo, acting reasonably, it being agreed that the cost of such accountants shall be borne fifty percent (50%) by Cronos and fifty percent (50%) by Ginkgo; and such accountants shall have access to all necessary records of Cronos and any determination made by such accountants shall be binding upon Cronos and Ginkgo.
6.9Standstill Provisions. Following the first issuance of any Equity Milestone Shares hereunder, Ginkgo shall not, at any time when it directly or indirectly holds, beneficially owns or has voting or investment control of any Shares, without the prior written consent of the Board of Directors of Cronos (which consent may be given on such terms as the Board of Directors of Cronos may determine):

(a)directly or indirectly, alone or in concert with others, acquire or agree to acquire or make any proposal to acquire, by means of a “take-over bid” (as such term is defined in National Instrument 62-104 – Take-Over Bids and Issuer Bids), any securities of Cronos;
(b)directly or indirectly “solicit” any “proxies” (as such terms are defined in the Securities Act (Ontario) or under U.S. securities Laws) of shareholders of Cronos or its Affiliates, or seek to advise or influence any other person with respect to the voting of any securities of Cronos, or form, join or in any way participate in a proxy group, in each case for any purpose;
(c)otherwise act, alone or in concert or in a group (as defined under U.S. securities Laws) with others, to seek to control the Board of Directors of Cronos or the board of directors of any direct or indirect wholly owned subsidiary of Cronos;
(d)have any discussions or enter into any arrangements, understandings or agreements, whether written or oral, with, advise, finance, aid, assist, encourage or act in concert with, any other persons in connection with any of the foregoing; or
(e)publicly or privately announce, disclose, reveal or otherwise evidence any intention or desire to do any of the foregoing.
6.10Registration Rights; 10b5-1 Trading Plan.
(a)Ginkgo acknowledges and agrees that, other than as set forth in this Section 6.10, Cronos shall have no obligation to file any prospectus, prospectus supplement or registration statement in respect of any Equity Milestone Shares or to otherwise register such Shares with the SEC or to qualify their distribution with the securities commissions or other securities regulatory authorities in Canada.
(b)In the event that Ginkgo, in the opinion of counsel to Cronos and Ginkgo, could reasonably be considered an “affiliate” (as defined in Rule 405 under the Securities Act of 1933, as amended) of Cronos solely as the result of the ownership of Equity Milestone Shares issued to Ginkgo pursuant to this Agreement, Cronos shall, upon written request by Ginkgo, use its reasonable best efforts to (i) file a registration statement with the SEC (the “Registration Statement”), covering the resale by Ginkgo of such Equity Milestone Shares (the “Registrable Securities”), within thirty (30) days following such notice, and (ii) take such steps as are reasonably necessary to have the registration declared effective within ninety (90) days following such notice and to maintain the effectiveness of the Registration Statement until all Registrable Securities are sold by Ginkgo.
(c)If Cronos proposes to file a prospectus with the SEC in order to permit the sale of its Shares by a shareholder of Cronos other than Ginkgo, pursuant to an underwritten offering pursuant to registration rights granted to such shareholder, in a form and manner that, with appropriate changes, would permit the offering of Registrable Securities under such prospectus, Cronos shall give reasonable notice of its intention to do so to Ginkgo and shall use its reasonable best efforts to include in the proposed distribution such number of Registrable

Securities (the “Piggy Back Registrable Securities”) as Ginkgo shall request (such offering hereinafter referred to as a “Piggy Back Registration”) within ten (10) days after the giving of such notice from Cronos, upon the same terms (including the method of distribution) as such distribution; provided that (i) Cronos shall not be required to include all such Piggy Back Registrable Securities in any such distribution if Cronos is advised in good faith by the managing underwriter or underwriters that the inclusion of any such Piggy Back Registrable Securities may, in their opinion, have an adverse effect on the distribution or sales price of the securities being offered in such underwritten offering, in which case the number of Piggy Back Registrable Securities shall be reduced pro rata along with all other Shares proposed to be sold in such Piggy Back Registration, and (ii) Cronos may at any time, at its sole discretion and without the consent of Ginkgo, withdraw such prospectus and abandon the proposed distribution in which Ginkgo requested to participate. The failure of Ginkgo to respond within the period referred to in the immediately preceding sentence shall be deemed to be a waiver of Ginkgo rights under this Section 6.10(c) with respect to such Piggy Back Registration. Ginkgo may also waive its rights under this Section 6.10(c) by giving written notice to Cronos.
(d)In the event Ginkgo desires to enter into a plan or arrangement to sell Shares that meets the requirements of Rule 10b5-1 promulgated under the Exchange Act, Cronos hereby agrees to provide reasonable assistance to Ginkgo in the establishment and execution of such trading plan or arrangement.
6.11Issuance and Listing of Shares. Cronos will use commercially reasonable efforts to obtain such approvals and take such further actions as may be required by the Toronto Stock Exchange, NASDAQ or any other applicable Law for the issuance and listing of the Shares issuable to Ginkgo pursuant to this Agreement. Without limiting the generality of the foregoing:
(a)Cronos will use commercially reasonable efforts to satisfy all conditions required by the Toronto Stock Exchange for the listing of the Shares issuable to Ginkgo pursuant to this Agreement.
(b)Cronos will use commercially reasonable efforts to satisfy all conditions required by NASDAQ for the listing of the Shares issuable to Ginkgo pursuant to this Agreement. Cronos shall promptly provide to Ginkgo evidence of confirmation from NASDAQ that NASDAQ has completed its review of a Listing of Additional Shares Notification Form in respect of the Shares, containing no objections to the transactions contemplated herein, following Cronos’ receipt thereof.
6.12Notice of Change of Control. Cronos shall, promptly upon the occurrence thereof, notify Ginkgo of any Change of Control or any Cronos Approved Change of Control.
7.COLLABORATION GOVERNANCE
7.1Joint Steering Committee. Ginkgo and Cronos will form a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of an equal number of representatives from each Party, as further provided below. The JSC shall oversee the day-to-day conduct of the Collaboration for as long as it continues.

(a)Responsibilities. The JSC shall be responsible for overall management of the Collaboration including, without limitation, (i) ensuring regular communication between the Parties, (ii) interpreting, ensuring the establishment of, and monitoring of progress against, each Technical Development Plan, (iii) making “Go”, “No-Go”, and “Pause” decisions for work performed under a Technical Development Plan in accordance with Section 8.2, (iv) determining successful completion of Milestones, (v) determining when Scale Up activities for each Target Cannabinoid shall begin, including when and which Collaboration Strains should be transferred as part of a Scale Up Transfer pursuant to Section 2.8(b); (vi) pursuant to Section 2.4(a), selecting the Collaboration Strain(s) that will be transferred, as part of a Manufacture Transfer pursuant to Section 2.8(c), for Manufacturing the Target Cannabinoid in connection with an Equity Milestone Event; (vii) approving the seeking of patent protection for Collaboration Strain and Process IP in accordance with Section 3.3(b), including in conjunction with the IP SC; and (viii) determining the scope of any improvements to the applicable IP to be reasonably licensed under Section 4.1, including consideration of IP developed in one TDP that materially improves the Collaboration Strain developed in another TDP. The JSC shall be responsible for reviewing and approving recommendations, plans, allocation of resources, and other activities to be conducted in support of the Collaboration, and for implementing each Technical Development Plan. The JSC shall also be responsible for the monitoring, reviewing, and reporting on the progress of the Collaboration. Notwithstanding the foregoing, the JSC shall not have the authority to amend this Agreement, but the JSC can validly amend or establish a Technical Development Plan.
(b)Composition. The JSC shall be co-chaired by a representative of each Party. Either Party may appoint substitute or replacement members of the JSC to serve as its representatives upon notice to the other Party; provided that the Parties shall use reasonable efforts to maintain continuity in representation on the JSC. The Parties acknowledge and agree that the members of the JSC were appointed following the Original Effective Date.
(c)Decision Making. Decisions of the JSC shall be made by unanimous decision with each Party having one (1) vote. If the JSC is unable to reach a unanimous agreement with respect to any decision within its decision-making authority, Ginkgo shall have final decision-making authority with respect to decisions relating to Development activities and Foreground IP under the Collaboration, including the scope of improvement IP to be licensed under Sections 4.1(b) and 4.1(c). Neither Party shall have final decision-making authority with respect to JSC decisions regarding: (i) determination of successful Milestone achievement; (ii) when to initiate the pilot activities associated with Scale Up; or (iii) the selection of Collaboration Strain(s) pursuant to Section 2.4(a).
(d)Meetings. The JSC shall meet in-person or by teleconference on a Calendar Quarter basis or more frequently as necessary to make decisions or confirmations required herein or as may be otherwise agreed upon, with each Party to bear all travel and related costs for its representatives. Draft minutes of the meetings of the JSC will be generated and circulated to its members within thirty (30) days following the JSC meeting, with responsibility for generating and circulating such minutes alternating between the Parties, and such minutes shall be finalized by the JSC promptly thereafter.

(e)Subcommittees. As needed, the JSC shall establish subcommittees and other working groups that shall report to the JSC, which shall have an equal number of representatives of Ginkgo and Cronos, to further the objectives of the Collaboration.
7.2IP Subcommittee. In addition to the JSC, Ginkgo and Cronos will form an IP Subcommittee (“IP SC”) comprised of an equal number of representatives from each Party. The IP SC shall have responsibility for (a) overseeing the IP aspects of the Collaboration, (b) giving guidance about IP to the JSC, (c) resolving, in the first instance, any IP disputes arising under the Collaboration, including maintaining a register of the IP licensed under Article 4 as to which the JSC has determined that patent protection shall be sought, (d) approving the seeking of patent protection for Collaboration Strain and Process IP in accordance with Section 3.3(b), including in conjunction with the JSC; and (e) any other IP-related tasks or responsibilities established by the JSC. For the avoidance of doubt, the IP SC shall not have the authority to amend this Agreement or any Technical Development Plan.
7.3Project Coordinator. Each Party will appoint one (1) of its designees to serve as a project coordinator with responsibility for overseeing the day-to-day activities of the Parties with respect to the Collaboration, for being the primary point of contact between the Parties, and for ensuring that the Parties and their employees and consultants, as applicable, regularly communicate and report all data and results from the Collaboration.
8.TERM AND TERMINATION
8.1Term and Expiration. This Agreement commenced as of the Original Effective Date and, unless earlier terminated in accordance with the provisions of this Article 8, shall terminate upon the later of the date on which (a) all Technical Services have been completed under all executed and active TDPs and (b) all TDPs have been terminated and there remain no additional TDPs to be negotiated by the Parties. The period of time during which the Agreement is in effect shall be referred to as the “Term”.
8.2Termination of TDP for Failure to Achieve an R&D Milestone or an Equity Milestone Event. If the JSC determines that Ginkgo has failed to achieve an R&D Milestone or an Other Equity Milestone Event for a particular Target Cannabinoid, within ninety (90) days (or longer, if unanimously agreed by the JSC) of the target date set forth in the applicable TDP for such R&D Milestone or Other Equity Milestone Event, the JSC must make a “Go,” “No-Go,” or “Pause” decision with respect to such TDP. If after ninety (90) days, there is no such determination, then a “No-Go” decision shall automatically go into effect for such TDP, provided however, that where Cronos has informed Ginkgo that Commercialization activities have commenced with respect to the Target Cannabinoid and where the respective Initial Equity Milestone Event has not yet occurred, a “Pause” decision shall automatically go into effect until such Initial Equity Milestone Event occurs, at which time the “No-Go” decision shall automatically go into effect for such TDP, subject to Section 8.2(b)(i).
(a)“Go” decision. If, by unanimous decision, the JSC makes a “Go” decision, then the TDP will not be terminated, the licenses granted pursuant to Article 4 and exclusive collaboration provisions of Section 2.7 will remain effective with respect to such Target Cannabinoid and Cronos shall pay Ginkgo the applicable Milestone Achievement Payment whether or not the applicable milestone was actually achieved.  If the applicable Milestone is an Equity Milestone Event, then Cronos shall also make the applicable Equity

Milestone Issuance(s) with respect to such Target Cannabinoid or payment of the applicable Milestone Cash Election Amount(s), as applicable, to Ginkgo pursuant to Article 6. If the JSC amends the applicable TDP to extend an applicable target date in connection with its “Go” decision made pursuant to Section 8.2, then the applicable Milestone Achievement Payment(s) or Equity Milestone Issuance(s) will be made in accordance with such amended TDP.
(b)“No-Go” decision. Subject to the exceptions in (i) and (ii) of this section below, if the JSC representatives of either Party make a “No-Go” decision, or a “No-Go” decision is automatically in effect pursuant to this Section 8.2, the TDP will be terminated, and Cronos will have no obligation to pay Ginkgo any applicable Milestone Achievement Payment(s) or any Milestone Cash Election Amount(s) (if applicable) or to make the applicable Equity Milestone Issuance.  For purposes of licenses granted to Cronos under Article 4, the Cannabinoid in connection with such terminated TDP shall be deemed a Non-Target Cannabinoid (and not a Cronos Product or a Target Cannabinoid) under this Agreement, and the exclusivity obligations set forth in Section 2.7 shall expire for such Cannabinoid two (2) years following the date of such TDP termination.
(i)Notwithstanding the foregoing, if Ginkgo or its JSC representative makes a “Go” decision for such TDP that is not agreed to by Cronos, then such TDP shall not be terminated, but Cronos shall have no obligation to pay Ginkgo any applicable Milestone Achievement Payment(s) or any Milestone Cash Election Amount(s) (if applicable). Ginkgo shall retain the right to achieve the applicable Equity Milestone Issuance(s) for a period of five (5) years from Ginkgo’s “Go” decision date. Ginkgo shall continue to present its Development work on the Target Cannabinoid to the JSC every six (6) months for a re-determination of the status for such TDP pursuant to this Agreement.
(ii)Except as set forth in Section 8.2(b)(i), in the event of a “No-Go” decision for a TDP, or in the event that a “No-Go” decision is automatically in effect pursuant to this Section 8.2 for a TDP, such TDP will be terminated; provided, however, that if an Equity Milestone Event has occurred with respect to the Cannabinoid of such TDP, all licenses granted pursuant to Article 4 with respect to such Cannabinoid will not be terminated (i.e., the Cannabinoid will continue to be deemed a Target Cannabinoid and will not be deemed a Non-Target Cannabinoid), and the exclusivity obligations under Section 2.7(d) with respect to such Target Cannabinoid will remain in place. If no Equity Milestone Event has occurred with respect to the Cannabinoid of such TDP, Cronos may within thirty (30) days accelerate and pay all remaining applicable Milestone Achievement Payments and make fifty percent (50%) of the total Equity Milestone Issuance(s) that is applicable for such Target Cannabinoid (e.g., both the First Equity Milestone Shares and the Ninth Equity Milestone Shares), or pay  fifty percent (50%) of the Milestone Cash Election Amounts (e.g., both the First Milestone Cash Election Amount and the Ninth Milestone Cash Election Amount), as elected by Ginkgo, as if all Milestones applicable to such Target Cannabinoid had been achieved. In the event of such payments and issuance, as applicable, all licenses granted pursuant to Article 4 with respect to such Cannabinoid will be reinstated (i.e., the Cannabinoid will be deemed a Target Cannabinoid and will not be deemed a Non-Target Cannabinoid), and the exclusivity obligations under Section 2.7(c) with respect to such Target Cannabinoid will remain in place.
(c)“Pause” decision. If, by unanimous decision, the JSC makes a “Pause” decision, the TDP for a particular Target Cannabinoid will be suspended for period of time unanimously agreed upon by the JSC, at the end of which a “Go” or “No-Go” decision must be made. During this “Pause” period, Cronos will have no obligation to pay Ginkgo any Milestone Achievement Payment or any Milestone Cash Election Amount (if applicable) or make any Equity Milestone Issuance(s) applicable to such Target Cannabinoid, and if all TDPs during a Calendar Quarter are on “Pause”, pay any Foundry Access Fees in respect of such Calendar Quarter. For the avoidance of doubt, a “Pause” will have no effect on the license rights and exclusive collaboration obligations applicable to such Target Cannabinoid and set forth herein.
8.3Termination for Terminal Breach.
(a)If a Party commits a Terminal Breach hereunder and, in the case of those Terminal Breaches specified in Sections 1.158(a) and (c), if such Terminal Breach is not cured by the allegedly breaching Party (“Breaching Party”) within sixty (60) days following delivery of written notice of the breach by the non-breaching Party (“Non-Breaching Party”), the Non-Breaching Party may terminate this Agreement with immediate effect upon written notice to the Breaching Party. Alternatively, and notwithstanding the foregoing, in the sole discretion of the Non-Breaching Party, such Non-Breaching Party may give written notice to the Breaching Party specifying the claimed particulars of such Terminal Breach and providing a cure period of a length in the sole discretion of the Non-Breaching Party after which, if the Terminal Breach is not cured, the Non-Breaching Party shall have the right to terminate this Agreement immediately by giving written notice to the Breaching Party to such effect. Any termination by the Non-Breaching Party under this section and any effects of termination provided herein shall be without prejudice to any damages or other legal or equitable remedies to which the Non-Breaching Party may be entitled from the Breaching Party.
(b)Subject to the rights and protections set forth in Section 4.6 hereof, either Party may terminate this Agreement: (i) effective immediately, if the other Party files a voluntary petition in bankruptcy, is adjudged bankrupt, or makes an assignment of its assets for the benefit of its creditors, if a trustee or receiver is appointed by a court for all or a substantial portion of the other Party’s assets, or if a court assumes jurisdiction over the assets of the other Party under United States bankruptcy laws or equivalent laws of another jurisdiction; and (ii) following twenty (20) days’ notice, if the other Party becomes insolvent or becomes unable to pay its debts as and when they fall due.
(c)Ginkgo may terminate this Agreement, effective immediately, if Cronos undergoes any Change of Control other than a Cronos Approved Change of Control.
8.4Mutual Voluntary Termination. This Agreement may be terminated upon the mutual written agreement of the Parties.
8.5Effect of Termination.
(a)Termination Pursuant to Section 8.3(a).

(i)Subject to Section 8.6, if Cronos terminates this Agreement pursuant to Section 8.3(a): (1) Ginkgo shall assign to Cronos, or a Cronos Affiliate designated by Cronos, its entire right, title and interest in any and all Collaboration Strains transferred pursuant to Section 2.8(c) and any pending or granted patent filings in Collaboration Strain and Process IP relating to such Collaboration Strains, anywhere in the world and at any time, regardless of status, or for which the JSC or the IP SC has approved the seeking of patent protection, as of the time of the Terminal Breach, and has been licensed to Cronos pursuant to Section 4.1(b); provided that (A) Cronos shall file any such JSC- or IP SC-approved patent application within thirty (30) days of such termination and (B) Ginkgo shall have no obligation to so assign to a Cronos Affiliate to the extent such assignment would violate any Law, result in Ginkgo incurring additional tax liability or result in the violation of a contractual obligation or restriction that is not resolved after good faith discussions between the Parties. Cronos hereby grants Ginkgo a royalty-free, perpetual, worldwide, non-exclusive, sublicensable right to use any and all patented and patent-pending Collaboration Strain and Process IP assigned to Cronos under this Section 8.5(a)(i) for Development, Scale Up, Manufacture, and Commercialization of any substance that is not a Target Cannabinoid. Each Party shall execute all documents reasonably requested by the other to effect such assignment and license grants. (2) Any non-exclusive licenses granted to any unpatented Collaboration Strain and Process IP and Ginkgo Background IP to Cronos pursuant to Section 4.1(b) as of the time of the Terminal Breach shall survive termination and become irrevocable. (3) All rights and licenses granted to Ginkgo by Cronos under this Agreement other than that set forth in clauses (1) and (2) above in this section shall terminate and be of no further force and effect. (4) Cronos shall have no obligation to pay any remaining portion of the Floor Foundry Access Fee Amount, any Foundry Access Fee for any Calendar Quarter following such termination or any Pilot Scale Costs incurred following such termination (but, for the avoidance of doubt, at such termination, Cronos shall be obligated to pay any then-outstanding but unpaid Foundry Access Fee or Pilot Scale Costs incurred by Ginkgo prior to such termination). (5) Cronos shall have no further obligation to pay any Milestone Achievement Payments (but, for the avoidance of doubt, Cronos shall be obligated to pay any Milestone Achievement Payment attributable to a R&D Milestone achieved prior to such termination). (6) Cronos shall have no obligation to make any Equity Milestone Issuances or, if applicable, pay any Milestone Cash Election Amounts (but, for the avoidance of doubt, Cronos shall be obligated to make Equity Milestone Issuance(s), or, if applicable, pay any Milestone Cash Election Amounts attributable to Equity Milestone Event(s) achieved prior to such termination). (7) Cronos’ obligations under Section 2.7 for all Target Cannabinoids shall terminate and be of no further force and effect.
(ii)Subject to Section 8.6, if Ginkgo terminates this Agreement pursuant to Section 8.3(a), (1) Cronos shall immediately return any Collaboration Strains in its possession to Ginkgo or destroy them and certify such destruction, (2) Cronos shall assign to Ginkgo its entire right, title and interest in any pending or granted patent filings in Collaboration Strain and Process IP, (3) all rights and licenses granted to Cronos by Ginkgo under this Agreement shall terminate and be of no further force and effect, (4) the then-unpaid portion of the Floor Foundry Access Fee Amount and/or any additional unpaid and outstanding Foundry Access Fees incurred in excess of the Floor Foundry Access Fee Amount shall be accelerated and due immediately upon such termination as if the Term had continued for twelve (12) Calendar Quarters (or more, as applicable), (5) the then-unpaid portion of any Pilot Scale costs incurred by Ginkgo as of the date of such termination shall be due immediately upon such termination, (6) the unpaid portion of any Milestone Achievement Payment for all Target Cannabinoids then under Development shall be due immediately upon such termination as if all R&D Milestones had been achieved, (7) Cronos shall have no obligation to make any unearned Equity Milestone Issuances or, if applicable, pay any Milestone Cash Election Amounts (but, for the avoidance of doubt, Cronos shall be obligated to make Equity Milestone Issuance(s) or, if applicable, pay any Milestone Cash Election Amounts attributable to Equity Milestone Event(s) achieved prior to the termination), and (8) Ginkgo’s obligations under Section 2.7 for all Target Cannabinoids shall terminate and be of no further force and effect.
(b)Termination Pursuant to Section 8.3(b).
(i)Subject to Sections 4.6 and 8.6, if Cronos terminates this Agreement pursuant to Section 8.3(b): (1) Ginkgo shall assign to Cronos, or a Cronos Affiliate designated by Cronos, its entire right, title and interest in any and all Collaboration Strains transferred pursuant to Section 2.8(c) and any Collaboration Strain and Process IP relating to such Collaboration Strains for which patent protection is sought, anywhere in the world and at any time, regardless of status, or for which the JSC or the IP SC has approved the seeking of such patent protection, as of the time of the Terminal Breach, that has been licensed to Cronos pursuant to Section 4.1(b); provided that Ginkgo shall have no obligation to so assign to a Cronos Affiliate to the extent such assignment would violate any Law, result in Ginkgo incurring additional tax liability or result in the violation of a contractual obligation or restriction that is not resolved after good faith discussions between the Parties. Cronos hereby grants Ginkgo a royalty-free, perpetual, worldwide, non-exclusive, sublicensable right to use any and all patented and patent-pending Collaboration Strain and Process IP assigned to Cronos or its designee under this Section 8.5(b)(i) for Development, Scale Up, Manufacture, and Commercialization of any substance that is not a Target Cannabinoid. Each Party shall execute all documents reasonably requested by the other to effect such assignment and license grants. (2) Any non-exclusive licenses granted to any unpatented Collaboration Strain and Process IP and Ginkgo Background IP to Cronos pursuant to Section 4.1(b) as of the time of such termination shall survive termination and become irrevocable. (3) Except for the foregoing clause (1) of this Section 8.5(b)(i), all rights and licenses granted to Ginkgo by Cronos under this Agreement shall terminate and be of no further force and effect. (4) Cronos shall have no obligation to pay any remaining portion of the Floor Foundry Access Fee Amount, any Foundry Access Fee for any Calendar Quarter following such termination or any Pilot Scale Costs incurred following such termination (but, for the avoidance of doubt, at such termination Cronos shall be obligated to pay any then-outstanding but unpaid Foundry Access Fee or Pilot Scale Costs incurred by Ginkgo prior to such termination). (5) Cronos shall have no further obligation to pay any Milestone Achievement Payments (but, for the avoidance of doubt, Cronos shall be obligated to pay any Milestone Achievement Payment attributable to a R&D Milestone achieved prior to such termination). (6) Cronos shall have no obligation to make any Equity Milestone Issuances or, if applicable, pay any Milestone Cash Election Amounts (but, for the avoidance of doubt, Cronos shall be obligated to make Equity Milestone Issuance(s) or, if applicable, pay any Milestone Cash Election Amount(s) attributable to Equity Milestone Event(s) achieved prior to such termination). (7) Each Party’s obligations under Section 2.7 for all Target Cannabinoids shall terminate and be of no further force and effect. (8) Ginkgo shall transfer to Cronos any and all Collaboration Strains in its possession.
(ii)Subject to Sections 4.6 and 8.6, if Ginkgo terminates this Agreement pursuant to Section 8.3(b) or if Cronos shall disclaim or otherwise terminate this Agreement pursuant to Section 32 of the Companies’ Creditors Arrangement Act (Canada), Section 65.11 of the Bankruptcy and Insolvency Act (Canada) or equivalent laws of another jurisdiction: (1) Cronos shall immediately return any Collaboration Strains in its possession to Ginkgo or destroy them and certify such destruction, except that Cronos may retain seed banks and archival copies of the Collaboration Strains to the extent permitted to be retained pursuant to Section 2.4(a) solely for record-keeping purposes, (2) all rights and licenses granted to Cronos by Ginkgo under this Agreement shall terminate and be of no further force and effect, (3) Cronos shall have no obligation to pay any Foundry Access Fee for any Calendar Quarter following such termination or any Pilot Scale Costs incurred following such termination (but, for the avoidance of doubt, at such termination Cronos shall be obligated to pay any then-outstanding but unpaid Foundry Access Fee or Pilot Scale Costs incurred by Ginkgo prior to such termination), (4) Cronos shall have no further obligation to pay any Milestone Achievement Payments (but, for the avoidance of doubt, Cronos shall be obligated to pay any Milestone Achievement Payment attributable to a R&D Milestone achieved prior to such termination), (5) Cronos shall have no obligation to make any Equity Milestone Issuances or, if applicable, pay any Milestone Cash Election Amounts (but, for the avoidance of doubt, Cronos shall be obligated to make Equity Milestone Issuance(s) or, if applicable, pay any Milestone Cash Election Amounts attributable to Equity Milestone Event(s) achieved prior to such termination), and (6) each Party’s obligations under Section 2.7 for all Target Cannabinoids shall terminate and be of no further force and effect.
(c)Termination Pursuant to Section 8.3(c). Subject to Section 8.6, if Ginkgo terminates this Agreement pursuant to Section 8.3(c), (1) Cronos shall immediately return any Collaboration Strains in its possession to Ginkgo or destroy them and certify such destruction, (2) all rights and licenses granted to Cronos by Ginkgo under this Agreement shall terminate and be of no further force and effect, (3) the then-unpaid portion of the Floor Foundry Access Fee Amount and/or any additional unpaid and outstanding Foundry Access Fees incurred in excess of the Floor Foundry Access Fee Amount shall be accelerated and due immediately upon such termination as if the Term had continued for twelve (12) Calendar Quarters (or more, as applicable), (4) the then-unpaid portion of any Pilot Scale Costs incurred by Ginkgo as of the date of such termination shall be due immediately upon such termination, (5) the unpaid portion of any Milestone Achievement Payment for all Target Cannabinoids shall be due immediately upon such termination as if all R&D Milestones had been achieved, and (6) a lump sum cash payment in an amount equal to the aggregate of all Milestone Cash Election Amounts in respect of which the relevant Equity Milestone Events have not been achieved or paid for will be immediately due and payable by Cronos and, upon receipt of such payment, Cronos shall have no further obligation to make any Equity Milestone Issuances or, if applicable, pay any further Milestone Cash Election Amounts.
(d)Termination Pursuant to Section 8.4. Subject to Section 8.6, in the event of termination of this Agreement in its entirety pursuant to Section 8.4, the Parties will agree on their respective rights and obligations in respect of such termination.
(e)General Consequences of Termination. Upon termination of this Agreement for whatever reason, (i) neither Party shall have any further obligation to the other pursuant to this Agreement, except to the extent expressly provided in this Section 8.5 or in Section 8.6, and (ii) each Party shall cooperate with the other to effect any transfer of rights, title, or interest required by this Agreement.
8.6Survival. Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination. Additionally, and without limiting the foregoing, the provisions of the last sentence of Section 2.4(a), Section 2.7, Section 2.8(a), Section 2.10, Article 3 (but only to the extent any rights have been established as of the date of termination and not revoked pursuant to the applicable provisions of Article 8), Article 4 (but only to the extent any rights have been established as of the date of termination and not revoked pursuant to the applicable provisions of Article 8), Article 5 (but only with respect to payments due as of the date of termination), Sections 6.1 and 6.3 (only with respect to Shares obligated to be issued as the result of an Equity Milestone Event), Articles 8, 9, and 11, Section 12.2 and Article 13 herein, and any other obligations and rights which are expressly stated to survive, shall survive termination of this Agreement.
9.NONDISCLOSURE OF CONFIDENTIAL INFORMATION
9.1Confidential Information. Each Party acknowledges that during the Term of this Agreement, it (“Receiving Party”) may have access to and become acquainted with Confidential Information belonging to the other Party and its Affiliates (the “Disclosing Party”), provided pursuant to this Agreement or any TDP. In addition, each Receiving Party acknowledges that: (i) the Disclosing Party has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Disclosing Party with a competitive advantage over others in the marketplace; and (iii) the Disclosing Party would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which a Party is subject, no Receiving Party will, directly or indirectly, disclose or use at any time, including use for personal, commercial or proprietary advantage or profit, either during its association with the other Party or thereafter, any Confidential Information of the Disclosing Party which the Receiving Party is or becomes aware. Each Receiving Party in possession of Confidential Information of the Disclosing Party will take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft. The Parties further acknowledge that Confidential Information has been provided by the Parties to each other prior to the Original Effective Date pursuant to the Existing Confidentiality Agreement. The Parties agree that as of the Original Effective Date, all such Confidential Information will be protected by the terms and conditions of this Agreement, which will replace those of the Existing Confidentiality Agreement.
9.2Permitted Disclosures. Nothing contained in this Article 9 will prevent a Receiving Party or any of its Affiliates from disclosing (and in the case of clauses (e), (f) and (g) below, using) Confidential Information of the Disclosing Party: (a) upon the order of any court or administrative agency; (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such Party (including, for greater certainty, any stock exchange on which a Party’s securities are then listed); (c) to the extent compelled by legal process or as may otherwise be required by applicable Law (including applicable securities Law); (d) to the extent necessary in connection with the exercise of any remedy under this Agreement; (e) to such Receiving Party’s Affiliates and its and their representatives who, in the reasonable judgment of such Receiving Party, need to know such Confidential Information and are subject to customary confidentiality obligations substantially similar to those set forth herein; (f) to perform its obligations to the other Party or its Affiliates under this Agreement or any TDP; or (g) as otherwise permitted under this Agreement or any TDP; provided, however, that in the case of clause (a), (b) or (c), such Receiving Party will notify the Disclosing Party of the proposed disclosure as far in advance of such disclosure as practicable in the circumstances and use reasonable efforts to ensure that any Confidential Information of the Disclosing Party so disclosed is accorded confidential treatment reasonably satisfactory to the Disclosing Party, when and if available.
9.3Exceptions. The restrictions of Article 9 will not apply to Confidential Information of a Disclosing Party that: (a) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party in violation of this Agreement; (b) is or becomes available to such Receiving Party or any of its Affiliates or representatives on a non-confidential basis prior to its disclosure to such Receiving Party and any of its Affiliates or representatives under this Agreement; (c) is or has been independently developed or conceived by such Receiving Party without use of Confidential Information of such Disclosing Party; or (d) becomes available to such Receiving Party or any of its Affiliates or representatives on a non-confidential basis from a source other than such Disclosing Party or any of its Affiliates or representatives; provided, however, that such source is not known by the recipient of the Confidential Information of such Disclosing Party to be bound by a confidentiality agreement with such Disclosing Party or its Affiliates or representatives.
9.4Attorney-Client Privilege. No Disclosing Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its confidential or proprietary information to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (i) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (ii) may become joint parties in proceedings to which the information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should any Party become subject to any actual or threatened proceeding to which the Disclosing Party’s information covered by such protections and privileges relates; and (iv) intend that, after the Original Effective Date, both the Receiving Party and the Disclosing Party will have the right to assert such protections and privileges.
9.5Term. The provisions of this Article 9 will continue to apply to the Parties until the date which is seven (7) years following the expiration of the Term, provided that, with respect to Technical Information and trade secrets, such provisions will continue to apply to the Parties in perpetuity.
9.6Securities Filings. Subject to Section 9.7, in the event either Party proposes to file with the Securities and Exchange Commission, any securities commissions or other securities regulatory authority in a Province or Territory of Canada or the securities regulators of any state, province, territory or other jurisdiction, a registration statement, prospectus or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Exchange Act, the Securities Act (Ontario) or any other applicable securities Law, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than ten (10) Business Days (two (2) Business Days in the case of a prospectus) prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof) or such shorter period of time as the Party may determine is necessary in the circumstances, acting reasonably and in good faith, including any exhibits thereto relating to this Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. Each Party shall have the right to expeditiously review and recommend changes to any such disclosure and, except as otherwise required by Law, the Party whose disclosure has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. Notwithstanding the foregoing, no such notice shall be required under this Section 9.6 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous disclosure made by either Party in accordance with the terms hereunder or otherwise approved by the other Party.
9.7Terms of Agreement. Each Party acknowledges and agrees that Cronos shall file, within ten (10) days following the date hereof, a copy of this Agreement, together with a material change report related thereto, with the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system and on the System for Electronic Document Analysis and Retrieval; provided that, not less than two (2) Business Days prior to the date on which Cronos intends to make such filings, Cronos shall consult or have consulted with Ginkgo as to the content of such material change report and, to the extent permitted by applicable Law, any redactions to this Agreement to be so filed that may be reasonably requested by Ginkgo (any information redacted in the as filed version of this Agreement, the “Redacted Information”). The Parties agree that the Redacted Information shall be considered Confidential Information of both Parties. Notwithstanding anything to the contrary in this Article 9, either Party may disclose the content of the Redacted Information as is reasonably required to a bona fide potential licensee, investor, investment banker, acquirer, merger partner or other potential financial partner, and their attorneys and agents, provided that each such Person to whom such information is to be disclosed is informed of the confidential nature of such information and has entered into a written agreement with the Party requiring such Person to keep such information confidential on terms substantially similar to the confidentiality provisions set forth herein. Notwithstanding anything to the contrary, Cronos has the right to make any filings required under the Exchange Act, including Current Reports on Form 8-K, with respect to this Agreement.
9.8Injunctive Relief. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 9 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to seek injunctive relief from any court of competent jurisdiction enjoining any action that constitutes any such breach of this Article 9.
9.9Publicity. Neither Party shall use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the other Party, except for those disclosures authorized in this Article 9. With regard to any press release or other publicity, the terms of the Collaboration, the Target Cannabinoids included in the Collaboration, and the activities of the Parties under the Collaboration shall be kept confidential except as specifically agreed by the Parties or as otherwise required by Law. Each Party agrees not to issue any press release or other public statement or make any publication or presentation disclosing information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, provided, however, that any disclosure which is required by Law or the rules of a securities exchange, as reasonably advised by the disclosing Party’s counsel, may be made, but only insofar as such required disclosure does not contain Confidential Information and, if it does contain Confidential Information, the Parties shall use reasonable efforts to minimize such disclosure and obtain confidential treatment for any such Confidential Information which is so disclosed. Each Party agrees to provide to the other Party a copy of any such required public disclosure regarding this Agreement or the subject matter hereof as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any such required disclosure at least five (5) Business Days prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such disclosure and, except as otherwise required by Law, the Party whose disclosure has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. The contents or substance of any disclosure, announcement or similar publicity which has been reviewed and approved by the reviewing Party as provided above can be re-released by either Party without a requirement for re-approval. The Parties have, immediately following the execution of the Original Agreement, issued a joint press release agreed to by the Parties as of such date.
10.REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY
10.1Representations and Warranties of Ginkgo. Ginkgo hereby represents and warrants to Cronos, as of the Original Effective Date and, with respect to the representations and warranties in Sections 10.1(g) through 10.1(j), also as of the Effective Date, that:
(a)Ginkgo is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
(b)Ginkgo (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.
(c)This Agreement has been duly executed and delivered on behalf of Ginkgo, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except to the extent that the enforceability may be affected by bankruptcy, insolvency, and other laws of general application affecting the enforcement of creditors’ rights and by general principles of equity that may limit the availability of equitable remedies.
(d)The execution, delivery and performance of this Agreement by Ginkgo will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any applicable Law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.
(e)Ginkgo, to the best of its knowledge, either has or is currently diligently seeking the approval of all regulatory approvals, licenses, authorizations, or consents from all applicable governmental authorities necessary for Ginkgo to perform its obligations under this Agreement, provided that any final approvals, licenses, authorizations or consents from applicable governmental authorities with respect to the research and Manufacture of Cannabinoids shall not be required for the entry into this Agreement provided that the performance of Ginkgo’s obligations under this Agreement shall be contingent on receipt of such relevant approvals.
(f)Ginkgo is a resident of the United States and a qualifying person for purposes of the Canada-United States Tax Convention (1980).
(g)To the best of Ginkgo’s knowledge, there are no valid, issued Third Party Patent Rights that foreclose practice of any Ginkgo Background IP to make Cannabinoids using any microbial strains that may serve as a chassis to Develop Collaboration Strains.
(h)Schedule 4.4(i) contains a complete and accurate list of all material licenses with Third Parties existing as of the Effective Date under which Ginkgo receives from a Third Party Ginkgo Background IP that is licensed under Section 4.1(c). As of the Effective Date, Ginkgo has not received written notice of its breach of any obligation under any license in Schedule 4.4(i) and all such licenses are in full force and effect and there are no consents, approvals or notice requirements under any such license, nor would the granting of such sublicenses hereunder constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under such licenses.
(i)Ginkgo (i) Controls the Ginkgo Background IP to the extent necessary to grant Cronos and its Affiliates the licenses forth set forth herein with respect to the Ginkgo Background IP; and (ii) has not received any written notice that the use of such Ginkgo Background IP infringes on the rights of any other Person or entity. To Ginkgo’s present knowledge, without conducting a search or investigation, Ginkgo (iii) is not aware of any facts that would render the Ginkgo Background IP Patent Rights invalid or unenforceable; (iv) is not aware of any Third Party infringing, misappropriating or otherwise violating Ginkgo Background IP Patent Rights; and (v) is not aware that it is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Third Party through the use of such Ginkgo Background IP.
(j)Except pursuant to the Original Agreement and this Agreement, Ginkgo does not currently and will not during the Term, nor, to the knowledge of Ginkgo, will any Subcontractor engaged by Ginkgo, engage in any activities related to the cultivation, distribution or possession of cannabis in the United States, nor provide services or products that are specifically designed for, or targeted at, entities engaging in such activities.
10.2Representations and Warranties of Cronos. Cronos hereby represents and warrants to Ginkgo, as of the Original Effective Date and, with respect to the representations and warranties in Section 10.2(h) and Sections 10.2(n) through 10.2(r), also as of the Effective Date, that:
(a)Cronos is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.
(b)Cronos (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.
(c)Cronos has the requisite resources and expertise to perform its obligations hereunder.
(d)The execution, delivery and performance of this Agreement by Cronos (i) will constitute legal, valid, binding and enforceable obligations on it, except to the extent that the enforceability may be affected by bankruptcy, insolvency, and other laws of general application affecting the enforcement of creditors’ rights and by general principles of equity that may limit the availability of equitable remedies, and (ii) will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over Cronos.
(e)Cronos has obtained or will obtain the necessary consents, approvals, and authorizations of all governmental authorities, in particular the necessary governmental approvals for Cronos (1) to authorize Ginkgo to conduct the research, and (2) to receive Ginkgo’s exports in connection with this Agreement.
(f)As of the Original Effective Date, Cronos is a “foreign private issuer” under Rule 405 of the Securities Act of 1933, as amended and Rule 3b-4(c) under the Exchange Act.
(g)The issuance of the Shares to Ginkgo in accordance with this Agreement has been duly authorized by all necessary corporate action of Cronos, and upon issuance thereof in accordance with the terms of this Agreement, such Shares will be validly issued as fully paid and non-assessable common shares in the capital of Cronos.
(h)There are no requirements for Cronos to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental authority or stock exchange as a condition to the issuance of the Shares to Ginkgo pursuant to this Agreement, other than the approval of the Toronto Stock Exchange and NASDAQ to the listing of the Shares.

(i)The Shares of Cronos are listed and posted for trading or quoted on the Toronto Stock Exchange and NASDAQ.
(j)Cronos is not in default of any material requirement of the rules and policies of the Toronto Stock Exchange or NASDAQ.
(k)Cronos is a “reporting issuer” in each of the provinces of Canada except Quebec and is not included in a list of defaulting reporting issuers maintained by the securities commission or other securities regulatory authority in each of such provinces.
(l)Cronos is not in default of any material requirement of the applicable securities laws, regulations, orders, notices and policies of the provinces of Canada.
(m)Cronos has filed each material change report, management information circular, annual information form, financial statement, managements’ discussion and analysis, business acquisition report and any other document required to be filed by it with the securities commissions and other securities regulatory authorities in Canada since January 1, 2017 (collectively, the “Cronos Public Documents”). As of their respective filing dates, the Cronos Public Documents complied in all material respects with the requirements of applicable securities laws and none of the Cronos Public Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstance in which they were made, not misleading, except to the extent corrected by a subsequently filed Cronos Public Document. Cronos has not filed any confidential material change report or other confidential report with any securities commission or other securities regulatory authority which at the date hereof remains confidential.
(n)No order ceasing or suspending trading in any securities of Cronos or prohibiting the issue or sale of the Shares to Ginkgo pursuant to the terms of this Agreement has been issued and no proceedings for such purpose are threatened or, to Cronos’ knowledge, pending.
(o)Schedule 4.4(ii) contains a complete and accurate list of all material licenses with Third Parties existing as of the Effective Date under which Cronos receives any Cronos Background IP from a Third Party. As of the Effective Date, Cronos has not received written notice of its breach of any obligation under any license in Schedule 4.4(ii) and all such licenses are in full force and effect and there are no consents, approvals or notice requirements under any such license, nor would the granting of such sublicenses hereunder constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under such licenses.
(p)Cronos Controls the Cronos Background IP to the extent necessary to grant Ginkgo the licenses forth set forth herein with respect to the Cronos Background IP.
(q)As of the Effective Date, Cronos has received approval from the Toronto Stock Exchange for the listing of the Shares issuable pursuant to this Agreement.

(r)As of the Effective Date, Cronos has filed with NASDAQ a Listing of Additional Shares Notification Form for the listing of the Shares issuable to Ginkgo pursuant to this Agreement.
10.3Limitation of Liability; Disclaimer.
(a)NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY CLAIMS FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE, BUSINESS INTERRUPTION, EXEMPLARY, OR INDIRECT DAMAGES OR LOST PROFITS, ARISING UNDER STATUTE, IN TORT OR CONTRACT OR OTHERWISE IN CONNECTION WITH OR RESULTING FROM THE PARTIES’ PERFORMANCE UNDER THIS AGREEMENT. THE FOREGOING LIMITATION WILL NOT APPLY TO LIMIT EITHER PARTY’S LIABILITY WITH RESPECT TO (A) A PARTY’S BREACH OF THE CONFIDENTIALITY PROVISION IN ARTICLE 9, (B) A PARTY’S BREACH OF THE EXCLUSIVITY PROVISIONS IN SECTION 2.7, (C) A PARTY’S FRAUD OR WILLFUL MISCONDUCT, AND (D) THE OBLIGATIONS OF EACH PARTY FOR THE INDEMNIFICATION OF THIRD PARTY CLAIMS UNDER ARTICLE 11.
(b)EXCEPT FOR (A) A PARTY’S BREACH OF THE CONFIDENTIALITY PROVISIONS IN ARTICLE 9, (B) A PARTY’S BREACH OF THE EXCLUSIVITY PROVISIONS IN SECTION 2.7, (C) A PARTY’S FRAUD OR WILLFUL MISCONDUCT, (D) A PARTY’S BREACH OF ITS ASSIGNMENT AND TRANSFER OBLIGATIONS, AND (E) THE OBLIGATIONS OF EACH PARTY FOR THE INDEMNIFICATION OF THIRD PARTY CLAIMS UNDER ARTICLE 11, IN NO EVENT WILL EITHER PARTY’S LIABILITY TO THE OTHER FOR ANY CLAIM OF ANY KIND (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE) FOR ANY LOSS OR DAMAGE ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THIS AGREEMENT OR FROM PERFORMANCE OR BREACH THEREOF EXCEED $5,000,000.
11.INDEMNITY
11.1Indemnification Obligations. Each Party (the “Indemnifying Party”) will defend, indemnify and hold the other Party (the “Indemnified Party”) and its Affiliates and its and their directors, officers, employees, agents and consultants and legal, financial, accounting and other advisors (“Related Persons”) harmless from and against any and all liabilities and damages (including reasonable attorneys’ fees) (“Losses”) resulting from any Third Party claims, demands, suits or proceedings (“Claims” or, if singular, “Claim”) to the extent arising out of or based upon: (a) in the case that Cronos is the Indemnifying Party, (i) the Manufacture, use, handling, storage, sale or other disposition of the Collaboration Strains, Target Cannabinoids, or Cronos Products in the Territory by Cronos or its Affiliates or (sub)licensees or any of its Related Persons, including product liability claims, (ii) any claim of infringement related to Cronos Background IP, or the formulation, blending or use of any Target Cannabinoids or Cronos Product by Cronos, (iii) any breach by Cronos of any of its representations, warranties or obligations pursuant to this Agreement, or (iv) the fraud, gross negligence or willful misconduct of Cronos or any of its Related Persons, or (b) in the case that Ginkgo is the Indemnifying Party, (I) the Manufacture, use, handling or storage of the Collaboration Strains by Ginkgo or any of its Related Persons, (II) any claim of infringement related to Ginkgo Background IP, (III) any breach by Ginkgo of any of its representations, warranties or obligations pursuant to this Agreement, or (IV) the fraud, gross negligence or willful misconduct of Ginkgo or any of its Related Persons. The indemnification obligations set forth in this Section 11.1 do not apply to the extent that the Losses arise in whole or in part from the negligence, recklessness or willful misconduct of the Indemnified Party or any of its Related Persons, or from the material breach of any representation, warranty or covenant made or given under this Agreement by the Indemnified Party or any of its Related Persons.
11.2Defense. Each Party will notify the other Party promptly upon learning of a Claim that is subject to indemnification pursuant to Section 11.1. Any failure to provide such prompt notice will not relieve the Indemnifying Party of this obligation, unless the delay in providing such notice results in actual prejudice to the Indemnifying Party. The Indemnifying Party may control, at its own expense, the defense of the Claim with counsel of its choice as long as such counsel is reasonably acceptable to the Indemnified Party. The Indemnified Party will use reasonable efforts to cooperate in the defense and may participate at its own expense using its own counsel. No compromise or settlement of any Claim may be made by the Indemnifying Party without the Indemnified Party’s written consent unless (a) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person, (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (c) the Indemnified Party’s rights under this Agreement are not adversely affected.
11.3Insurance. Each Party will obtain and maintain, during the Term and for a period of five (5) years thereafter, with a reputable, solvent insurer, general liability insurance (including liability for property damage, personal injury and contractual liability) with limits of at least US$1,000,000 per occurrence and US$2,000,000 in the aggregate and product liability and professional liability insurance with limits of at least US$3,000,000 per occurrence and US$3,000,000 in the aggregate. Upon request, a Party will provide the other Party with evidence of the existence and maintenance of such insurance coverage.
12.DISPUTE RESOLUTION; ARBITRATION
12.1Resolution by Senior Executives. The Parties shall seek to settle amicably any and all disputes or differences arising out of or in connection with this Agreement. Any dispute between the Parties shall be promptly presented to the Chief Executive Officers (“CEOs”), or their respective designees, for resolution. The CEOs or their designees shall attempt in good faith to promptly resolve such dispute. For clarification, following presentation to such parties for resolution, any dispute within the JSC’s decision-making authority shall be finally decided in accordance with any final decision-making authority specified pursuant to Section 7.1(c).
12.2Arbitration.
(a)General. Following compliance with Section 12.1, any disputes arising under this Agreement that are not exempted pursuant to Section 12.2(c) will be settled by arbitration administered by the American Arbitration Association in accordance with the then current Commercial Rules of the American Arbitration Association, including the Procedures for Large, Complex Commercial Disputes, as modified by this Section 12.2.
(b)Number and Selection of Arbitrators. The number of arbitrators will be three (3), who will be selected as follows: each of Cronos, on the one hand, and Ginkgo, on the other hand,

will choose one (1) arbitrator within ten (10) Business Days of either initiating or receiving notice of an arbitration (as the case may be), and those Party-appointed arbitrators will unanimously select one (1) chairman arbitrator within ten (10) Business Days of the appointment of the last Party-appointed arbitrator. If the Party-appointed arbitrators are unable to agree upon the selection of the third arbitrator within ten (10) Business Days of the appointment of the last Party-appointed arbitrator, such chairman arbitrator will be selected by the American Arbitration Association within ten (10) Business Days.
(c)Matters Exempted from Arbitration. Any disputes arising under this Agreement with respect to IP, including, without limitation, inventorship, ownership, validity, or enforceability of any IP, will be resolved by a court of competent jurisdiction and not by arbitration. Any requests for equitable relief or remedies may also be brought in such court. In either case, a court of competent jurisdiction is a state or federal court in Massachusetts. Cronos waives any objection to such jurisdiction and venue and agrees to submit to the jurisdiction of such court.
(d)Place and Language of Arbitration. The place of any arbitration will be Boston, Massachusetts, at a suitable venue to be agreed by the Parties and arbitrators within ten (10) Business Days of the appointment of the chairman arbitrator. The proceedings will be conducted in the English language.
(e)Binding Decision. The decision and award of the arbitral tribunal will be made by majority decision and will be binding on the Parties and their successors and assigns. The arbitral award will be written in English and accompanied by a reasoned opinion. The arbitral award may grant any equitable remedies that the arbitral tribunal deems just and equitable; provided, however, that no arbitral award may grant damages disclaimed pursuant to Section 10.3(a).
(f)Allocation of Costs. The decision and award of the arbitral tribunal will include a decision regarding the allocation of costs relating to any such arbitration. For purposes of this subsection, “costs” will include reasonable attorneys’ fees and reasonable experts’ fees actually incurred with respect to the arbitration proceeding.
(g)Period for Arbitration.
(i)The arbitration will be completed no later than ninety (90) days after the selection of the chairman arbitrator, unless the chairman arbitrator determines, at the request of any Party or on his or her own initiative, that such time period should be extended, in which case such time period may not be extended beyond an additional thirty (30) day period.
(ii)Each of Ginkgo and Cronos will be permitted to serve only one (1) set of document production requests with a maximum of ten (10) requests and to take only up to three (3) depositions of the other Party, on dates and locations to be mutually agreed upon (or, failing such agreement, as the chairman arbitrator will select after hearing from the Parties), and to serve only up to two (2) subpoenas to non-Parties for production of documents and/or for testimony. No interrogatories or requests for admission will be permitted. Any documents not in English that are produced by a Party will be accompanied by a translation into English, which translation will not be binding upon the other Party or the arbitrators. Each Party will make its employees, and will use commercially reasonable efforts to make its former employees, available for depositions and hearing testimony as requested by the other Party.
(h)Enforcement of Judgment. Judgment on the arbitral award may be entered in any court having jurisdiction thereof.
(i)Confidentiality. Except as required by applicable Law or as required for recognition and enforcement of the arbitral decision and award, the arbitrators may not disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Parties, and the Parties agree that any such information will be considered Confidential Information hereunder. Any documents submitted to the arbitrators will be kept confidential and will not be disclosed, except that any such documents may be disclosed as permitted by this Agreement or in connection with any action to collect the award, or if any such documents are discoverable or admissible in any action in a court having jurisdiction thereof as provided for in this Agreement. Notwithstanding the foregoing, the Parties may disclose information about the arbitration to persons who have a need to know, such as directors, investors, attorneys, lenders, insurers, actual or potential collaborators, licensees, Sublicensees or corporate partners, acquirors, and other persons who may be directly affected, provided that such persons are bound to keep such information confidential. Additionally, if either Party has stock which is publicly traded, such Party may make such disclosures as are required by applicable securities Laws, but will use commercially reasonable efforts to seek confidential treatment for such disclosure.
(j)Statute of Limitations. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) will be tolled while the procedures set forth in this Article 12.2 are pending. The Parties will cooperate in taking any actions necessary to achieve this result.
13.MISCELLANEOUS
13.1Force Majeure. Neither Party shall be charged with any liability for delay or failure in performance of an obligation under this Agreement to the extent such delay or failure is due to a cause beyond the reasonable control of the affected Party, such as war, riots, labor disturbances, fire, explosion, government act (e.g., promulgation of or change to a regulation, order or Law) or failure to act (e.g., failure to grant necessary approvals), or embargoes (a “Force Majeure Event”). The Party affected shall give prompt written notice to the other Party of any material delay or failure to perform due to such causes and any reasonably expected duration of such circumstances, which shall be followed upon by a confirmatory letter from the other Party. If the Force Majeure Event prevails for a continuous period in excess of six (6) months, the Parties shall enter into good faith discussions to agree upon such alternative arrangements as may be fair and reasonable.

13.2Assignment. This Agreement or any of the licensed Intellectual Property that is the subject of this Agreement may not be assigned or otherwise transferred by either Party (for clarity, with respect to any licensed Intellectual Property, the licensee Party) without the consent of the other Party; provided, however, that except with respect to any entity that practices or is otherwise engaged in the business of Commercializing Cannabinoids, Ginkgo may, without such consent, assign this Agreement together with all of its rights and obligations hereunder to its Affiliates, or to a successor in interest in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change of control, or similar transaction (including in connection with an initial public offering or with a special purpose acquisition company), subject in each such case to the assignee agreeing to be bound by the terms of this Agreement; and except with respect to any entity that practices or is otherwise engaged in the business of microbial engineering, Cronos may, without such consent, assign this Agreement upon a Cronos Approved Change of Control. For greater certainty, the Parties agree that it would not be appropriate for Cronos to assign the rights and obligations of this Agreement or any of the licensed Intellectual Property that is the subject of this Agreement to an entity that practices or is otherwise engaged in the business of microbial engineering because, among other things, such an assignment would cause serious and irreparable damage and harm to Ginkgo, and its business and property. Any purported assignment in violation of the preceding sentences shall be void. Any permitted assignee or successor shall assume and be bound by all applicable obligations of its assignor or predecessor under this Agreement.
13.3Severability. If any provision of this Agreement is held to be invalid or unenforceable, all other provisions shall continue in full force and effect, and the Parties shall substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
13.4Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when: sent by email (with written confirmation of receipt), provided that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested) to the appropriate addresses set forth below (or to such other addresses and email addresses as a Party may designate by notice according to this Section 13.4):
If to Cronos, to:
Cronos Group Inc.
111 Peter Street, Suite 300
Toronto, Ontario
M5V 2H1
Attention: President and Chief Executive Officer
Attention: Legal Department
legal@thecronosgroup.com

If to Ginkgo, to:

Ginkgo Bioworks, Inc.
27 Drydock Ave, 8th Floor
Boston, Massachusetts 02210-2383 USA
Attention: Chief Executive Officer
Attention: General Counsel

legal@ginkgobioworks.com

13.5Expenses. Except as expressly set forth in this Agreement or as may be specifically agreed to in writing by Ginkgo and Cronos, each Party shall be responsible for all costs and expenses it incurs in connection with preparing this Agreement.
13.6Applicable Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the Laws of the Province of Ontario, Canada, and the federal Laws of Canada applicable therein, without regard to its conflicts of law provisions. Notwithstanding the foregoing, any dispute or provision addressing any aspect of IP rights, including, without limitation, inventorship, ownership, validity, enforceability, or other aspects of IP, will be governed by, enforced and shall be construed in accordance with the federal Laws of the United States of America.
13.7Headings. The headings of Articles and Sections of this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement.
13.8Waiver. The failure of either Party in any instance to insist upon the strict performance of the terms of this Agreement shall not be construed to be a waiver or relinquishment of any of the terms of this Agreement, either at the time of the Party’s failure to insist upon strict performance or at any time in the future, and such terms shall continue in full force and effect.
13.9Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.
13.10Use of Names. Neither Party shall, without prior written consent of the other Party, use the name or any trademark or trade name owned by the other Party, or owned by an Affiliate or parent corporation of the other Party, in any publication, publicity, advertising, or otherwise, except as expressly permitted by Article 9.
13.11Independent Contractors. Nothing contained in this Agreement shall be deemed to constitute a joint venture, partnership or employer-employee relationship between Cronos and Ginkgo, or to constitute one as the agent of the other. Ginkgo shall not be entitled to any benefits applicable to employees of Cronos. Both Parties shall act solely as independent contractors, and nothing in this Agreement shall be construed to make one Party an agent, employee or legal representative of the other Party for any purpose or to give either Party the power or authority to act for, bind, or commit the other Party.
13.12Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes all proposals, oral or written, confidentiality agreements, and all other communications between the Parties with respect to such subject matter, including without limitation, the confidentiality agreement between the Parties dated as of March 28, 2018 (the “Existing Confidentiality Agreement”) and the Original Agreement.
13.13Modifications. The terms and conditions of this Agreement may not be amended or modified, except in a writing signed by both Parties.
13.14Exports. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the

Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. Ginkgo and Cronos agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control Laws.
13.15Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents reasonably necessary in order to carry out the mutual intent and accomplish the purposes of this Agreement and, at the other Party’s reasonable request and expense, to evidence, perfect or otherwise confirm such other Party’s rights hereunder.
13.16Interpretation.
(a)Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by it and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby the agreement has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(b)Any reference to a “Business Day” shall mean any day except Saturday, Sunday, or any other day on which the principal chartered banks in either New York City or Toronto are closed for business.
(c)Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person shall be construed to include the person’s successors and assigns, (iv) the words “herein,” “hereof,” and “hereunder,” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision, and (v) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Appendices of this Agreement.
13.17Amendment and Restatement. This Agreement amends and restates the Original Agreement in its entirety and as of the Effective Date, the Original Agreement is hereby terminated and no longer in effect, with no surviving provisions. Notwithstanding the foregoing, each of the Parties agrees and confirms that all of the rights, liabilities and obligations under the Original Agreement arising on or prior to the Effective Date shall continue in full force and effect, as further amended and restated in accordance with the terms of this Agreement.
* * * Signature Page Follows * * *

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Amended and Restated Collaboration and License Agreement as of the Effective Date.
GINKGO BIOWORKS, INC.
By: /s/ Jason Kelly
Name: Jason Kelly
Title: Chief Executive Officer
Date: June 3, 2021

CRONOS GROUP INC.
By: /s/ Kurt Schmidt
Name: Kurt Schmidt
Title: President and Chief Executive Officer
Date: June 3, 2021

Signature Page to Amended and Restated Collaboration and License Agreement

Schedule 1.78
GINKGO CONFIRMATION CERTIFICATE
To: Cronos Group Inc. (“Cronos”)
Reference is made to the Amended and Restated Collaboration and License Agreement, effective as of [●], 2021, between Ginkgo Bioworks, Inc. (“Ginkgo”) and Cronos (the “Agreement”). All capitalized terms used herein and not defined herein shall have the meanings given to them in the Agreement.
Reference is further made to the Equity Milestone Event that occurred on [date] and to the Equity Milestone Shares (the “Relevant Shares”) to be issued to Ginkgo pursuant to the Agreement in connection with such Equity Milestone Event.
Ginkgo hereby represents that, as of the date hereof:
1.       It is an institutional investor outside of Canada that is an accredited investor within the meaning of Rule 501(a)(1), (2), (3) or (7) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and is acquiring the Relevant Shares for its own account and not with a view to any resale, distribution or other disposition of the Relevant Shares in violation of United States federal or state securities laws;
2.       It understands and acknowledges that the Relevant Shares have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and that the offer, sale and delivery of the Relevant Shares is being made in reliance on Section 4(a)(2) of the U.S. Securities Act and exemptions from the registration or qualification requirements of applicable U.S. state securities laws;
3.       It is not purchasing the Relevant Shares as a result of any general solicitation or general advertising (as such terms are defined in Regulation D under the U.S. Securities Act);
4.       Except as may be required pursuant to the Agreement, it understands and acknowledges that Cronos is not obligated to file, and has no present intention of filing with the SEC or with any U.S. state securities regulatory authority, any registration statement in respect of resales of the Relevant Shares;
5.       It understands that the Relevant Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act, will be issued in physical certificated form and not held in any depository in the United States or Canada and will bear a U.S. restricted legend to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE SECURITIES LAWS OR PURSUANT TO ONE OR MORE EXEMPTIONS FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”;
it being understood that the legend may be removed by providing a declaration to the transfer agent for the Relevant Shares to the effect that the Relevant Shares will be sold in compliance with the requirements of Rule 904 of Regulation S or by providing an opinion of counsel (which may be in-house counsel) of recognized standing and reasonably satisfactory to Cronos, to the effect that such legend is no longer required under the U.S. Securities Act or state securities laws; and
6.       It consents to Cronos making a notation on its records or giving instructions to any transfer agent for the Relevant Shares to implement the restrictions on transfer described herein.
GINKGO BIOWORKS, INC.
By:
Name:
Title:
Date:

Schedule 4.4
[Redacted – Commercially Sensitive].

Schedule 5.3
R&D MILESTONES
[Redacted – Commercially Sensitive Information – Performance Metrics].

Exhibit A
Exhibit A-1

[Redacted – Commercially Sensitive Information – Performance Metrics].

Exhibit A-2

[Redacted – Commercially Sensitive Information – Performance Metrics].

Exhibit A-3

[Redacted – Commercially Sensitive Information – Performance Metrics].

Exhibit A-4

[Redacted – Commercially Sensitive Information – Performance Metrics].

Exhibit A-5

[Redacted – Commercially Sensitive Information – Performance Metrics].

Exhibit A-6

[Redacted – Commercially Sensitive Information – Performance Metrics].

Exhibit A-7

[Redacted – Commercially Sensitive Information – Performance Metrics].

Exhibit A-8

[Redacted – Commercially Sensitive Information – Performance Metrics].

Exhibit B
Work Order Pricing
[Redacted – Commercially Sensitive Information].

Exhibit C
WORK ORDER No. 1
[Redacted – Commercially Sensitive Information – Performance Metrics].